Exhibit 2.1

EQUITY INTEREST PURCHASE AGREEMENT
dated as of September 17, 2015
by and among
SWM-ARGOTEC, LLC,
ARGOTEC INTERMEDIATE HOLDINGS TWO LLC,
ARGOTEC INTERMEDIATE HOLDINGS LLC,
ARGOTEC LLC,
and, solely for certain limited purposes as set forth herein,
ARGOTEC HOLDINGS LLC,
THE EQUITY HOLDERS OF ARGOTEC HOLDINGS LLC
and
SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS2
1.1.Definitions    2
ARTICLE II PURCHASE AND SALE15
2.1.Purchase of Equity Interests    15
2.2.Aggregate Consideration; Purchase Price Calculation    16
2.3.The Closing    16
2.4.Cash Payments at the Closing    18
2.5.Estimated Purchase Price    19
2.6.Post-Closing Adjustment to Aggregate Consideration    19
2.7.Tax Treatment and Allocation    22
2.8.Tax Withholding    23
ARTICLE III REPRESENTATIONS AND WARRANTIES ABOUT INTERMEDIATE LLC, THE COMPANY AND THE SUBSIDIARIES23
3.1.Organization and Good Standing    23
3.2.Authorization of Agreement    23
3.3.Conflicts; Consents of Third Parties    24
3.4.Capitalization    25
3.5.Subsidiaries    25
3.6.Financial Statements    26
3.7.No Undisclosed Liabilities    26
3.8.Absence of Certain Developments    26
3.9.Taxes    27
3.10.Real Property    28
3.11.Personal Property    29
3.12.Intellectual Property    30
3.13.Material Contracts    31
3.14.Employee Benefits Plans    33
3.15.Labor    35
3.16.Litigation    36
3.17.Compliance with Laws; Permits    36
3.18.Environmental Matters    36
3.19.Insurance    37
3.20.Financial Advisors    37
3.21.Related Party Transactions    37
3.22.Customers and Suppliers    37
3.23.Product Liability; Warranties    38
3.24.Anti-Corruption Matters    38
3.25.Stevens Restructuring    38
3.26.Stevens Consent Injunction Matters    39
3.27.No Other Representations or Warranties; Schedules    39
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER39
4.1.Organization and Good Standing    39
4.2.Authorization of Agreement    39
4.3.Conflicts; Consents of Third Parties    40
4.4.Ownership and Transfer of Equity Interests    40
4.5.Litigation    40
4.6.Financial Advisors    40
4.7.Seller Acknowledgment    40
4.8.No Other Representations or Warranties    41
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER41
5.1.Organization and Good Standing    41
5.2.Authorization of Agreement    41
5.3.Conflicts; Consents of Third Parties    41
5.4.Litigation    42
5.5.Financial Advisors    42
5.6.Financial Capability    42
5.7.Solvency    42
5.8.Condition of the Business    43
5.9.No Other Representations or Warranties    43
ARTICLE VI COVENANTS OF INTERMEDIATE LLC AND THE COMPANY44
6.1.Conduct of Business    44
6.2.Access to Information    46
6.3.Notification    47
6.4.Financial Information; Cooperation    48
ARTICLE VII OTHER COVENANTS48
7.1.Confidentiality    48
7.2.WARN Act    49
7.3.Comparability of Employee Benefits    49
7.4.Indemnification, Exculpation and Insurance    50
7.5.Communications With Employees    51
7.6.Specified Annual Bonus Amounts    51
ARTICLE VIII COVENANTS OF THE PARTIES52
8.1.Regulatory Approvals    52
8.2.Consents    53
8.3.Fulfillment of Closing Conditions    54
8.4.Public Announcements    54
8.5.Tax Matters    54
8.6.Certain Restrictive Covenants    56
8.7.Restrictions on Competition and Interference    57
8.8.Exclusivity    58
8.9.Business Confidential Information    58
8.10.Related Party Accounts and Agreements    59
8.11.Release    59
8.12.Requirement to Change Name    60
ARTICLE IX CONDITIONS TO CLOSING60
9.1.Conditions to Obligations of Buyer and Seller    60
9.2.Conditions to Obligation of Buyer    61
9.3.Conditions to Obligation of Seller, Intermediate LLC and the Company    62
ARTICLE X TERMINATION63
10.1.Termination    63
10.2.Effect of Termination    64
10.3.Remedies    64
ARTICLE XI INDEMNIFICATION64
11.1.Survival of Provisions    64
11.2.Indemnification by Seller    64
11.3.Indemnification by Buyer    65
11.4.Indemnification Procedures    66
11.5.Certain Limitations on Indemnification    68
11.6.Calculation of Losses    68
11.7.Materiality    69
11.8.Tax Treatment of Indemnification Payments    69
11.9.Exclusive Remedy    69
11.10.Guarantee of Seller Indemnification Obligations    69
ARTICLE XII MISCELLANEOUS70
12.1.Notices    70
12.2.Amendments and Waivers    71
12.3.Expenses    72
12.4.Successors and Assigns    72
12.5.Governing Law    72
12.6.Consent to Jurisdiction    72
12.7.Counterparts    72
12.8.No Third Party Beneficiaries    73
12.9.Entire Agreement    73
12.10.Captions    73
12.11.Severability    73
12.12.Specific Performance    73
12.13.Conflicts and Privilege    73
12.14.Interpretation    74
12.15.Further Assurances    75
12.16.Parent Guarantee    75

EXHIBITS

Exhibit A	Closing Statement

Exhibit B	Form of Escrow Agreement

EQUITY INTEREST PURCHASE AGREEMENT
This EQUITY INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of September 17, 2015, by and among (i) SWM-Argotec, LLC, a Delaware limited liability company (“Buyer”), (ii) Argotec Intermediate Holdings Two LLC, a Delaware limited liability company (“Seller”), (iii) Argotec Intermediate Holdings LLC, a Delaware limited liability company (“Intermediate LLC”), Argotec LLC, a Delaware limited liability company (the “Company”), (iv) solely for purposes of Sections 8.1 through 8.4, 8.6 through 8.12 and Article XII, Argotec Holdings LLC, a Delaware limited liability company (“Argotec Holdings”), (v) solely for purposes of Sections 8.1 through 8.4, 8.6 through 8.12, 11.10 and Article XII, the Ultimate Equity Holders, and (vi) solely for purposes of Section 12.16, Schweitzer-Mauduit International, Inc., a Delaware corporation (“Parent”, and together with Buyer, Seller, Intermediate LLC, the Company, Argotec Holdings, and the Ultimate Equity Holders, each a “Party” and collectively, the “Parties”).
BACKGROUND
WHEREAS, Seller owns all of the issued and outstanding Equity Interests of Intermediate LLC;
WHEREAS, Intermediate LLC owns all of the issued and outstanding Equity Interests of the Company;
WHEREAS, the Company owns all of the outstanding Equity Interests of each of the Subsidiaries;
WHEREAS, the Company and the Subsidiaries are engaged in the business of designing, manufacturing, developing, supplying, selling, marketing and distributing custom blown and extruded thermoplastic polyurethane films, cords, sheets and tubes for a wide variety of applications (the “Business”);
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Equity Interests in Intermediate LLC, all on the terms and subject to the conditions set forth herein (the “Transaction”);
WHEREAS, the Ultimate Equity Holders own all of the issued and outstanding Equity Interests of Argotec Holdings LLC (which owns all of the issued and outstanding Equity Interests of Seller), and are expected to receive, directly or indirectly, substantial financial benefits as a result of the consummation of the Transaction; and
WHEREAS, as a material inducement to Buyer and Parent entering into this Agreement and consummating the transactions contemplated by this Agreement, (a) Guy Broadbent, Argotec Holdings and Seller have executed and delivered to Buyer, (i) an assignment, effective as of the Closing, of all non-compete and non-solicitation rights agreements restricting Guy Broadbent and running in favor of Argotec Holdings and/or Seller and (ii) a termination agreement with respect to Guy Broadbent’s existing employment agreement with Seller; and (b)

Guy Broadbent has executed and delivered to Buyer and Parent an Employment Agreement in form and substance agreeable to Buyer (the “Employment Agreement”).
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the Parties hereto agree as follows:
Article I
DEFINITIONS
1.1.    Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.
“Acquired Companies” means Intermediate LLC, the Company and the Subsidiaries.
“Action” means any formal investigation or inquiry by any Governmental Entity or other action, suit or proceeding, claim (excluding individual claims for benefits payable in the normal operation of the Company Benefit Plans), arbitration or litigation.
“Actual Annual Bonus Amount” is defined in Section 7.6(b).
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.
“Aggregate Consideration” is defined in Section 2.2.
“Aggregate Specified Annual Bonus Amount” means the sum of all of the Specified Annual Bonus Amounts as set forth on Schedule 1.1(a)(ii), as such schedule may be updated in accordance with Section 7.6(a).
“Agreement” is defined in the Preamble.
“Argotec Asia” is defined in Section 2.7.
“Argotec GmbH” is defined in Section 2.7.
“Argotec Holdings” is defined in the Preamble.
“Assumed Employees” is defined in Section 7.3.
“Audited Financial Statements” means the audited consolidated balance sheet of Seller, Intermediate LLC, the Company and its Subsidiaries as at December 31, 2014 and December 31, 2013 and the related audited consolidated statements of income and of cash flows of Seller, Intermediate LLC, the Company and the Subsidiaries for each of the years then ended, each as contained in the Financial Statements.
“Balance Sheet” is defined in Section 3.6.
“Balance Sheet Date” is defined in Section 3.6.
“Business” is defined in the fourth recital of this Agreement.
“Business Confidential Information” is defined in Section 8.9.
“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.
“Buyer” is defined in the Preamble.
“Buyer Calculation” is defined in Section 2.6(a).
“Buyer Documents” is defined in Section 5.2.
“Buyer Fundamental Representations” means representations and warranties set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization of Agreement), 5.3(a) (Conflicts; Consents of Third Parties) and 5.5 (Financial Advisors).
“Buyer Guaranteed Obligations” is defined in Section 12.16.
“Buyer Indemnified Parties” means Buyer and its Affiliates and its and their respective directors, officers, employees, stockholders, agents, attorneys, representatives, successors and permitted assigns.
“Buyer Material Adverse Effect” means any event, change, development, effect or occurrence, that, individually or in the aggregate with all other events, changes, developments, effects and occurrences, has had, or would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby, in each case, other than any such effect or change resulting from or arising in connection with (i) general economic or industry-wide conditions or (ii) acts of terrorism or military action or the threat thereof which do not disproportionately affect Buyer and its subsidiaries.
“Cabot” means Cabot Microelectronics Corporation and its Affiliates.
“Cabot Agreements” means (i) the Second Amended and Restated Toll Agreement, dated June 1, 2013, between Cabot and the Company, (ii) the Joint Development Agreement, dated February 18, 2005, between Cabot and the Company, and (iii) any Bailment Agreement, Statement of Work or Continuous Improvement Plan pursuant to any of the foregoing.
“Cap” means an amount equal to eight percent (8%) of Enterprise Value.
“Capital Expenditure Budget” is defined in Section 6.1(b).
“Cash” means (a) the aggregate (i) cash, (ii) marketable U.S. government securities, including U.S. Treasury bills, notes and bonds and (iii) investment grade money market securities and bank certificates of deposit having original or remaining maturities of three months or less at date of purchase and which are carried at cost, in each case whether or not kept “on site” or held in deposit, checking or other accounts of or in any safety deposit box or other physical storage device provided by a financial institution, less (b) uncashed checks and other similar obligations) of the Acquired Companies, in each case calculated in accordance with GAAP.
“Claim” is defined in Section 8.11.
“Closing” is defined in Section 2.3(a).
“Closing Cash” is defined in Section 2.6(a).
“Closing Date” is defined in Section 2.3(a).
“Closing Indebtedness” means the outstanding Indebtedness of the Acquired Companies as of the Closing Date.
“Closing Indebtedness Payoff Amount” means the amount required to repay in full the Closing Indebtedness on the Closing Date (including any prepayment, termination or similar fees and any other breakage costs).
“Closing Payment Amount” is defined in Section 2.2(b).
“Closing Statement” means the form of Closing Statement attached as Exhibit A, as modified by the footnotes set forth therein.
“Closing Working Capital” is defined in Section 2.6(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral Source” means a source of (a) amounts actually recovered by the indemnified party pursuant to any indemnification by or indemnification or other agreement with any third party or (b) any insurance proceeds or other cash receipts or sources of reimbursement actually received as an offset against any Loss for which an indemnification claim has been made under this Agreement (net of any costs incurred to recover such amounts).
“Communications” is defined in Section 12.13.
“Company” is defined in the Preamble.
“Company Accounting Principles” means the principles set forth under the heading “Company Accounting Principles” on Exhibit A.
“Company Benefit Plan” means (a) any “employee benefit plan” as defined in ERISA Section 3(3), including any (i) retirement or nonqualified deferred compensation plan or arrangement which is an “employee pension benefit plan” (as defined in ERISA Section 3(2)), (including any Multiemployer Plan (as defined in ERISA Section 3(37)) and (ii) “employee welfare benefit plan” (as defined in ERISA Section 3(1)), health and welfare program (formal or informal), or fringe benefit plan or program, or (b) employee stock purchase, stock option, equity or equity-based compensation, severance pay, employment, change-in-control, retention, consulting or other compensation agreement, vacation pay, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, that is (i) maintained by any Acquired Company, (ii) to which any Acquired Company contributes or is obligated to contribute, (iii) to which any Acquired Company is a party or could reasonably be expected to have any Liability, or (iv) which provides benefits to current or former employees of, or service providers to, any of the Acquired Companies.
“Company Disclosure Schedule” is defined in the preamble to Article III.
“Company Documents” is defined in Section 3.2.
“Company Fundamental Representations” means representations and warranties set forth in Sections 3.1 (Organization and Good Standing) (first and second sentence only), 3.2 (Authorization of Agreement), 3.3(a) (Conflicts), 3.4 (Capitalization), 3.5 (Subsidiaries) (excluding the third sentence of Section 3.5(a)), 3.20 (Financial Advisors), and 3.21 (Related Party Transactions).
“Company Intellectual Property” means all Intellectual Property used by or held for use by any Acquired Company.
“Company Material Adverse Effect” means any event, change, development, effect or occurrence, that, individually or in the aggregate with all other events, changes, developments, effects and occurrences, has had, or would reasonably be expected to have (a) a material adverse effect on the business, results of operations, condition, assets or operations of the Acquired Companies taken as a whole, other than any such event, change, development, effect or occurrence resulting from (i) general economic or industry-wide conditions, (ii) acts of terrorism or military action or the threat thereof, (iii) the public announcement of this Agreement with Buyer as opposed to any other party, (iv) any change in GAAP or any change in applicable Law, (v) any failure of the Company to meet any published or internally prepared projections, budgets, plans or forecasts of revenues or earnings (provided that the underlying causes of such failures may be taken into account in determining whether there has been a Company Material Adverse Effect), or (vi) the effect of any changes caused by the taking of any action at the written request of Buyer or any of its Affiliates (other than any action required or contemplated by this Agreement or any action relating to the consummation of the transactions contemplated hereby); provided, however, that with respect to clauses (i), (ii) and (iv), such event, change, development or occurrence shall be taken into account only to the extent it disproportionately affects the Acquired Companies taken as a whole relative to other participants in the industries in which the Company and its Subsidiaries operate or (b) a material adverse effect on the ability of Seller, the Acquired Companies or Argotec Holdings to consummate the transactions contemplated hereby.
“Company Property” or “Company Properties” is defined in Section 3.10(b)(i).
“Contract” means any written or oral agreement, contract, commitment, arrangement or understanding.
“Current Assets” means the current assets of the Company, calculated in accordance with the Company Accounting Principles.
“Current Liabilities” means the current liabilities of the Company, calculated in accordance with the Company Accounting Principles.
“Customer Interview” is defined in Section 6.2(a).
“Cut Bait Time” means 11:59 pm New York City Time on Monday, September 21, 2015.
“Debt Pay-Off Letters” means pay off letters in form and substance reasonably acceptable to Buyer from each creditor in relation to Closing Indebtedness, providing for, among other things (i) the repayment in full of the Closing Indebtedness owed to such creditor and (ii) the termination of all Liens and security interests securing or relating to such Closing Indebtedness.
“Delay of Payment” means, (a) in the case of obligations of Seller and the Ultimate Equity Holders, the failure of Seller to pay any amounts due, or perform any obligations, as required by Article XI within 10 days after the time frame that payment or performance is required under Section 11.4(c) (but, for the avoidance of doubt not requiring the exhausting of remedies against the Seller (including the legal enforcement of a judgment or arbitral decision, agreement, bankruptcy and the like)) and (b) in the case of obligations of Buyer and Parent, the failure of Buyer to pay any amounts due, or perform any obligations, as required by this Agreement within 10 days after the time frame that payment or performance is required under the applicable provision of this Agreement, (but, for the avoidance of doubt, not requiring the exhausting of remedies against the Seller (including the legal enforcement of a judgment or arbitral decision, agreement, bankruptcy and the like).
“Deductible” means an amount equal to one percent (1%) of Enterprise Value.
“Determination Date” is defined in Section 2.6(d).
“Disclosure Schedule Supplement” is defined in Section 6.3.
“Dispute” is defined in Section 12.13.
“Drop Dead Date” is defined in Section 10.1.
“Effective Time” is defined in Section 2.3(a).
“Employment Agreement” is defined in the seventh recital of this Agreement.
“Enjoined Product” means any product made using Specialized Technology Resources’ “user-friendly” ethylene vinyl acetate process and any solar encapsulant product.
“Enterprise Value” means an amount equal to Two Hundred Eighty Million Dollars ($280,000,000).
“Environmental Laws” means any federal, state, or local statute, regulation, ordinance, any interstate compact, or any judicial or administrative decree, Order, or Permit with respect to protection of human health or the environment including, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§9601 et seq. (sometimes referred to as “CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. §§1251 et seq; the Clean Air Act, 42 U.S.C. §§7401 et seq; the Resource Conservation and Recovery Act, 42 U.S.C. §§4901 et seq; the Safe Drinking Water Act, 42 U.S.C. §§300(f) et seq; the Toxic Substances Control Act, 15 U.S.C. §§2601 et seq; the Emergency Planning and Community Right-to-Know Act of 1986; 42 U.S.C. §§110001 et seq; the Occupational Safety and Health Act of 1970, 29 U.S.C. §§651 et seq; and analogous state laws and common law.
“Environmental Permits” is defined in Section 3.18(a).
“Equity Interests” means, with respect to any Person, any shares of capital stock, limited liability company membership interests or other ownership or profit interests in such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any entity which is treated with the Company as a single employer within the meaning of Section 414 of the Code.
“Escrow Account” is defined in Section 2.4(a)(ii).
“Escrow Agent” is defined in Section 2.4(a)(ii).
“Escrow Agreement” is defined in Section 2.3(b)(viii).
“Escrow Amount” means the sum of the Indemnity Escrow Amount and the Purchase Price Adjustment Escrow Amount.
“Estimated Cash” is defined in Section 2.5.
“Estimated Closing Indebtedness Payoff Amount” is defined in Section 2.5.
“Estimated Price Calculation Statement” is defined in Section 2.5.
“Estimated Seller Transaction Expenses” is defined in Section 2.5.
“Estimated Transaction Bonus Amount” is defined in Section 2.5.
“Estimated Working Capital” is defined in Section 2.5.
“Expiration Date” is defined in Section 11.1(a).
“Final Cash” means the Closing Cash as agreed or finally determined in accordance with Section 2.6(d).
“Final Closing Indebtedness Payoff Amount” means the Closing Indebtedness Payoff Amount as agreed or finally determined in accordance with Section 2.6.
“Final Seller Transaction Expenses” means the Seller Transaction Expenses as agreed or finally determined in accordance with Section 2.6.
“Final Transaction Bonus Amount” means the Transaction Bonus Amount as agreed or finally determined in accordance with Section 2.6.
“Final Working Capital” means the Closing Working Capital as agreed or finally determined in accordance with Section 2.6.
“Financial Statements” is defined in Section 3.6(a).
“Fundamental Representations” means the Buyer Fundamental Representations, Company Fundamental Representations and Seller Fundamental Representations.
“GAAP” means generally accepted accounting principles in the United States, applied on a basis consistent with the preparation of the Audited Financial Statements.
“Governmental Antitrust Entity” means any Governmental Entity with regulatory jurisdiction over enforcement of the HSR Act or any Other Antitrust Laws.
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, court, official or other regulatory, administrative or judicial authority or instrumentality thereof.
“Guaranteed Obligations” is defined in Section 11.10.
“Hazardous Material” means any substance, material or waste which is regulated or for which liability is imposed under any Environmental Law, including any substance, material or waste which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, including petroleum and its by-products, asbestos and asbestos-containing materials.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
“Indebtedness” means, with respect to any Acquired Company, any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services (including, for example, deferred rent liability), except trade accounts payable and other current Liabilities arising in the Ordinary Course of Business and included in the calculation of Final Working Capital; (d) any lease obligations that are required to be capitalized in accordance with GAAP; (e) any payment obligation in respect of interest under any existing interest rate swap or hedge agreement, and any costs associated with the termination of such arrangement; (f) any guaranty of any of the foregoing; (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any property or asset of Intermediate LLC, the Company and any Subsidiary (whether or not such obligation is assumed by Intermediate LLC, the Company and any Subsidiary), and including in clauses (a) through (f) any accrued and unpaid interest or penalties thereon and any prepayment or redemption premiums or penalties with respect thereto; (h) any trade credit or credit memo issued by any Acquired Company to any customer, other than in the ordinary course of business; (i) all severance and related payment obligations of any Acquired Company under (1) that certain Letter Agreement regarding Separation from Employment, dated November 18, 2014, by and between the Company and J. Nicholas Filler, (2) that certain Letter Agreement regarding Separation from Employment, dated November 18, 2014, by and between the Company and Bruce R. Wilby, and (3) that certain Letter Agreement regarding Separation from Employment, dated March 12, 2015, by and between the Company and Sandy Colpack; and (j) all amounts owed by any of the Acquired Companies to Wind Point Partners VII-A, L.P., Argotec Acquisition VII-B, L.P., Wind Point Partners VII Affiliates, L.P. or any of their Affiliates (other than any Acquired Company), excluding for the avoidance of doubt any proceeds from the transactions contemplated hereby; provided, however, that Indebtedness shall not include (i) letters of credit (except to the extent drawn or otherwise not contingent), (ii) any Tax Liabilities and (iii) any earn-out payments payable, or that may become payable, pursuant to Section 1.9 of the Asset Purchase Agreement, dated as of April 30, 2014, by and between the Company, Argotec Stevens LLC and JPS Elastomerics Corp.
“Indemnification Claim” means any Legal Proceeding instituted, or any claim asserted, by any third party in respect of which payment may be sought under Section 11.2 or 11.3 of this Agreement.
“Indemnitees” is defined in Section 7.4(a).
“Indemnity Escrow Amount” means an amount equal to five percent (5%) of Enterprise Value.
“Intellectual Property” means all intellectual property rights of any kind, including: (a) patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, extensions, utilization models, patents of addition, supplementary protection certificates, inventors’ certificates, patent term extensions, patent disclosures, industrial designs and improvements thereto (collectively, “Patents”), (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, designs, logos, slogans, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (c) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”) and (d) rights in Software and Technology.
“Intermediate LLC” is defined in the Preamble.
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
“Knowledge of the Company” or “Knowledge of Seller” means the actual knowledge of Guy Broadbent, Steven Dorst, Carl Sittard, Lew Cohen, Kim Russo and Jeff Conard, in each case after reasonable inquiry; provided, however that for purposes of the representation in the first sentence of Section 3.12(d) and the second sentence of Section 3.12(g), Knowledge of the Company or Knowledge of Seller shall also include the actual knowledge of David Collete after reasonable inquiry.
“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity or any Order.
“Leased Company Property” is defined in Section 3.10(b)(i).
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), audit, examination or investigation, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.
“Liability” means any direct or indirect liability, Indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, known or unknown, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of such property or asset.
“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated May 31, 2013, by and between Intermediate LLC and Seller.
“Losses” means all losses, costs, settlement payments, awards, judgments, fines, penalties, damages (including consequential damages to the extent reasonably foreseeable by Seller or Buyer, as the case may be, (a) as of the date hereof to the extent such consequential damages are solely the result of characteristics unique to the applicable Buyer Indemnified Party or (b) as of the time of breach in the case of all other consequential damages), expenses (including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses), deficiencies or other charges; provided that nothing herein shall prohibit or limit the use of diminution in value as a measure of damages.
“Master Restricted Covenant Assignment Agreement” is defined in Section 2.3(b)(xv).
“Material Contracts” is defined in Section 3.13(a).
“Material Customers” is defined in Section 3.22.
“Material Suppliers” is defined in Section 3.22.
“Non-Disclosure Agreement” is defined in Section 7.1.
“Order” means any award, injunction, judgment, decree, order, ruling, settlement, writ, or verdict or other binding decision issued, promulgated or entered by or with any Governmental Entity or arbitrator or arbitration panel of competent jurisdiction.
“Ordinary Course of Business” means the ordinary course of business operations of the Company and the Subsidiaries, consistent with their past practices.
“Organizational Documents” means, with respect to any entity, the articles of incorporation, bylaws, articles of organization, partnership agreement, certificate of formation, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended and in effect through the date of determination).
“Other Antitrust Laws” means the antitrust, competition and foreign investment Laws of all jurisdictions other than those of the United States.
“Owned Company Property” is defined in Section 3.10(a).
“Ownership Percentage” means, with respect to any Ultimate Equity Holder, the percentage listed next to such Ultimate Equity Holder’s name on Schedule A.
“Parent” is defined in the Preamble.
“Party” and “Parties” is defined in the Preamble.
“Pepper” is defined in Section 12.13.
“Permits” means any approvals, authorizations, consents, licenses, permits, registrations, qualifications, accreditations or certificates of a Governmental Entity.
“Permitted Liens” means (a) Liens for Taxes that are not yet due or delinquent, that may hereafter be paid without interest or penalty, or the validity or amount of which is being contested in good faith by appropriate proceedings, for which adequate reserves have been established and maintained on the Balance Sheet in accordance with GAAP, (b) any statutory, common law or contractual workers’, carriers’ and mechanics’, warehouseman’s, landlord’s, repairers’ and other similar or like Liens incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of Intermediate LLC, the Company or the Subsidiaries, or which are not yet due and payable, or which are being contested in good faith, for which adequate reserves have been established and maintained on the Balance Sheet in accordance with GAAP, (c) generally applicable zoning or building ordinances, entitlement, conservation restriction, declarations, easements or rights of way, and other land use and environmental regulations in each case promulgated by Governmental Entities or established by utility providers, (d) with respect to the Company Property, other imperfections or irregularities of title, which do not materially detract from the value or materially interfere with the present or proposed use of the property, (e) all defects, exceptions, restrictions, easements, rights of way and encumbrances on the Company Property disclosed in policies of title insurance, copies of which have been provided to Buyer prior to the date of this Agreement, and (f) any and all Liens encumbering the underlying fee interest of the Leased Company Property and all matters for forth in the leases for the Leased Company Property.
“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.
“Pre-Closing Covenant” means a covenant or other agreement set forth in this Agreement that by its nature is required to be performed by or prior to the Closing.
“Purchase Price” is defined in Section 2.2(a).
“Purchase Price Adjustment Escrow Amount” means an amount equal to (a) $500,000 plus (b) in the event the Estimated Working Capital exceeds the Target Working Capital by more than 5%, the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital; provided, however, that the Purchase Price Adjustment Escrow Amount shall not exceed $1,000,000.
“Real Property Access” is defined in Section 6.2(b).
“Related Party Agreements” is defined in Section 8.10.
“Related Persons” is defined in Section 3.21.
“Releasees” is defined in Section 8.11.
“Releasing Parties” is defined in Section 8.11.
“Required Consents” is defined in Section 2.3(b)(x).
“Restricted Area” is defined in Section 8.7(b).
“Restricted Business” is defined in Section 8.7(b).
“Restricted Party” and “Restricted Parties” are defined in Section 8.6.
“Restricted Period” is defined in Section 8.6.
“Sale Transaction” is defined in Section 8.8.
“Seller” is defined in the Preamble.
“Seller Calculation” is defined in Section 2.6(b).
“Seller Documents” is defined in Section 4.2.
“Seller Fundamental Representations” means representations and warranties set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Authorization of Agreement), 4.3(a) (Conflicts), 4.4 (Ownership and Transfer of Equity Interests) and 4.6 (Financial Advisors).
“Seller Indemnified Parties” means Seller and its Affiliates and its and their respective managers, officers, employees, members, agents, attorneys, representatives, successors and permitted assigns.
“Seller Material Adverse Effect” means any event, change, development, effect or occurrence, that, individually or in the aggregate with all other events, changes, developments, effects and occurrences, has had, or would reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby in each case, other than any such effect or change resulting from or arising in connection with (i) general economic or industry-wide conditions or (ii) acts of terrorism or military action or the threat thereof which do not disproportionately affect Seller and its subsidiaries.
“Seller Transaction Expenses” means all expenses (other than Transaction Bonus Amounts) incurred by Seller, Intermediate LLC, the Company or the Subsidiaries in connection with the transactions contemplated by this Agreement, which are outstanding on the Closing Date, including all amounts owed to Pepper Hamilton LLP.
“Settlement Accountants” is defined in Section 2.6(c).
“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and whether maintained on site, through a third party, or remotely operated or otherwise.
“Specified Annual Bonus Amount” means, with respect to any Assumed Employee, the amount set forth opposite such person’s name on Schedule 1.1(a)(ii) (which shall be a pro rata amount of the bonus that would be payable to such Assumed Employee for fiscal year 2015 if the Company’s and its Subsidiary’s performance through the Closing Date (but excluding the effect of the Transaction) were continued for the balance of fiscal year 2015), as such schedule may be updated prior to the Closing in accordance with Section 7.6(b), plus (ii) the employer portion of any Taxes associated with the payments contemplated pursuant to the foregoing clause (i).
“Specified Business Contact” is defined in Section 8.7(c).
“Specified Categories” is defined in Section 6.2(a).
“Specified Customers” is defined in Section 6.2(a).
“Specified Representations” means representations and warranties set forth in Section 3.9 (Taxes).
“Straddle Periods” is defined in Section 8.5(b).
“Stevens Consent Injunction” means the consent injunction entered by the Superior Court Department of the Trial Court in Hampshire County, Massachusetts, in the case entitled Specialized Technology Resources, Inc. v. JPS Elastomerics Corp. and James P. Galica (Civil Action No. HSCV2007-002000).
“Stevens Restructuring” is defined in Section 3.25.
“Sub-Basket” means an amount equal to Thirty-Five Thousand Dollars ($35,000).
“Subsidiary” means a corporation or other entity of which fifty percent (50%) or more of the voting power or value of the equity securities or equity interests is owned, directly or indirectly, by the Company.
“Target Working Capital” means $22,384,000.
“Tax” or “Taxes” means (i) any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, foreign social schemes, workers’ compensation, capital, premium, and other taxes, or similar assessments, duties, fees, or levies; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any Liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax Sharing Arrangement but excluding any customary agreement or arrangement entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes), or as a result of being a transferee or successor or otherwise.
“Tax Returns” means any return, declaration, report, information return or statement required to be supplied to a Governmental Entity in connection with the assessment, determination or collection of Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax Sharing Arrangement” means any written agreement or arrangement providing for the allocation or payment of Tax liabilities or payment for Tax benefits between or among members of any group of corporations filing Tax Returns that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis.
“Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration of any Tax.
“Technology” means, collectively, all trade secrets, information, designs, formulae, algorithms, procedures, methods, concepts, techniques, ideas, know-how, research and development, technical data, models, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), customer lists, supplier lists, business plans, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.
“Termination Right Notice” is defined in Section 6.3.
“Transaction” is defined in the fifth recital of this Agreement.
“Transaction Bonus Amount” means (i) the aggregate amount payable by the Acquired Companies, whether pursuant to the Company’s Special Long-Term Bonus Plan or Long-Term Incentive Plan or otherwise, to any director, manager, officer, employee or independent contractor of Seller, any Acquired Company or any of their Affiliates in connection with the execution or performance of this Agreement or the consummation of the transactions contemplated hereby, plus (ii) the aggregate amount payable by the Acquired Companies to or for the benefit of employees or independent contractors of the Acquired Companies as set forth on Schedule 1.1(a)(i), plus (iii) the employer portion of any Taxes associated with the payments contemplated pursuant to the foregoing clauses (i) and (ii).
“Transaction Documents” means this Agreement, the Escrow Agreement, the Employment Agreement, the Seller Documents, the Company Documents and the Buyer Documents.
“Ultimate Equity Holders” means the Persons whose names are listed on Schedule A.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
“Wind Point Equity Holders” means Wind Point Partners VII-A, L.P., Argotec Acquisition VII-B, L.P. and Wind Point VII Affiliates, L.P.
“Working Capital” means, as of a particular date, an amount equal to Current Assets minus Current Liabilities, in each case as of such date.
ARTICLE II
PURCHASE AND SALE
2.1.    Purchase of Equity Interests. In accordance with and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer, all of the Equity Interests of Intermediate LLC free and clear of any Liens other than transfer restrictions under federal securities Laws for the consideration specified in this Article II.
2.2.    Aggregate Consideration; Purchase Price Calculation.
(a)    The Purchase Price for the Equity Interests of Intermediate LLC to be paid by Buyer shall be Two Hundred Eighty Million Dollars ($280,000,000) (the “Aggregate Consideration”) (i) plus or minus the amount, if any, by which the Final Working Capital differs from the Target Working Capital, (ii) plus the Final Cash, (iii) minus the Final Closing Indebtedness Payoff Amount, (iv) minus the Final Seller Transaction Expenses, (v) minus the Final Transaction Bonus Amount, and (vi) minus the Aggregate Specified Annual Bonus Amount (the “Purchase Price”).
(b)    The amount to be paid by Buyer at Closing for the Equity Interests of Intermediate LLC shall be an amount equal to the Aggregate Consideration (i) plus or minus the amount, if any, by which the Estimated Working Capital differs from the Target Working Capital, (ii) plus the Estimated Cash, (iii) minus the Estimated Closing Indebtedness Payoff Amount, (iv) minus the Estimated Seller Transaction Expenses, (v) minus the Estimated Transaction Bonus Amount, (vi) minus the Aggregate Specified Annual Bonus Amount and (vii) minus the Escrow Amount (the “Closing Payment Amount”).
2.3.    The Closing.
(a)    The closing of the purchase and sale of the Equity Interests of Intermediate LLC (the “Closing”) shall take place at the offices of Pepper Hamilton LLP, 19th Floor, High Street Tower, 125 High Street, Boston, MA 02110-2736 or remotely via the exchange of documents and signatures by email, facsimile or other methods, commencing at 10:00 a.m. local time on later of (i) the third (3rd) Business Day following the date upon which all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) have been satisfied or waived or such other place and date as the Buyer and Seller may mutually determine and (ii) the third (3rd) Business Day following the date 30 days after the filing by Buyer and Seller of the notice required under the HSR Act with respect to the transactions contemplated by this Agreement. The date and time of the Closing are referred to herein as the “Closing Date.” For the purposes of calculating the Estimated Working Capital, the Final Working Capital, the Estimated Cash and the Final Cash, the Closing shall be deemed effective as of 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”).
(b)    Closing Deliveries of Seller. At the Closing, Seller will execute and deliver, or cause to be executed and/or delivered, as applicable, to Buyer:
(i)    Such documents sufficient to convey to Buyer good, valid and marketable title to the Equity Interests of Intermediate LLC, free and clear of all Liens other than restrictions on transfer under state and federal securities Laws;
(ii)    a certificate dated as of the Closing Date, duly executed on behalf of Intermediate LLC and the Company by the President of Intermediate LLC and the Company, as applicable, certifying that the conditions relating to Intermediate LLC and the Company set forth in Sections 9.2(a) and (b) have been satisfied;
(iii)    a certificate dated as of the Closing Date, duly executed on behalf of Seller by the President of Seller, certifying that the conditions relating to Seller set forth in Sections 9.2(c) and (d) have been satisfied;
(iv)    duly executed Debt Pay-Off Letters and releases of any mortgages or deeds of trust and UCCs encumbering the Company Property (except for mortgages, deeds of trust and UCCs encumbering the underlying fee interest of the Leased Company Property) in a form reasonably acceptable to Buyer;
(v)    an invoice from each Person or Persons to whom any amounts of Seller Transaction Expenses are owed and shall be paid at the Closing;
(vi)    letters of resignation, in form and substance reasonably acceptable to Buyer and effective as of the Closing, duly executed by all of members of the boards of directors or managers, as applicable, of Intermediate LLC, the Company and the Subsidiaries, resigning from such boards effective at or prior to the Closing;
(vii)    an affidavit, under penalty of perjury, from the sole member of Seller that the sole member is the transferor of the Equity Interests of Intermediate LLC for purposes of Treasury Regulations Section §1.1445-2 and that it is not a “foreign person” within the meaning of Code §1445 and the Treasury Regulations thereunder;
(viii)    an escrow agreement by and among Seller, Buyer and the Escrow Agent, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”), duly executed by Seller;
(ix)    a certificate from Guy Broadbent in form and substance reasonably acceptable to Buyer that the Employment Agreement is in full force and effect and he is ready, willing and able to perform his obligations under the Employment Agreement;
(x)    copies of all consents and approvals identified on Schedule 2.3(b)(x) (the “Required Consents”);
(xi)    a certificate dated as of the Closing Date, duly executed on behalf of Seller by the President of Seller, attaching and certifying as to the resolutions of (A) the board of managers or equivalent governing body of Seller and (B) the sole member of Seller, in each case, authorizing the execution and performance of this Agreement and any other Transaction Documents to be executed by Seller and the transactions contemplated hereby and thereby;
(xii)    for each of Intermediate LLC, the Company and each Subsidiary, a copy of the certificate of formation, articles of incorporation or other equivalent Organizational Document of such Person, certified within ten (10) Business Days prior to the Closing Date (or such earlier date acceptable to Buyer) by the secretary of state (or other applicable authority) of the jurisdiction of formation of such Person;
(xiii)    a certificate dated as of the Closing Date, duly executed on behalf of Seller by the President of Seller, (A) certifying as to no amendments to those Organizational Documents delivered to Buyer pursuant to Section 2.3(b)(xii) since the respective dates of the certified copies delivered to Buyer pursuant to Section 2.3(b)(xii) and (B) attaching and certifying to all other Organizational Documents of Intermediate LLC, the Company and each Subsidiary as in effect on the Closing Date;
(xiv)    for each of Intermediate LLC, the Company and each Subsidiary, a certificate of good standing (or equivalent certificate issued in the applicable jurisdiction) of such Person issued within five (5) Business Days prior to the Closing Date (or such earlier date acceptable to Buyer) by the secretary of state (or other applicable authority) of the jurisdiction of formation of such Person; and
(xv)    an assignment agreement in a form to be agreed between Buyer and Seller, duly executed by Seller and Argotec Holdings, assigning all rights (if any) of Seller and Argotec Holdings in any restrictive covenant that binds (or purports to bind) any current or former owner, officer or employee of the Company and the Subsidiaries and that is set forth in any Related Party Agreement, to the extent such restrictive covenant survives the Closing (the “Master Restricted Covenant Assignment Agreement”).
(c)    Closing Deliveries of Buyer. At the Closing, and in addition to payment of the Closing Payment Amount, Buyer will execute and deliver to Seller:
(i)    a certificate, duly executed by an authorized officer of Buyer, certifying that the conditions relating to Buyer set forth in Sections 9.3(a) and (b) have been satisfied; and
(ii)    the Escrow Agreement, duly executed by Buyer.
2.4.    Cash Payments at the Closing.
(a)    At the Closing, Buyer shall pay by wire transfer of immediately available funds, the following amounts:
(xvi)    first, on behalf of the Company with respect to each Debt Pay-Off Letter, an amount equal to the aggregate payoff amount set forth in such Debt Pay-Off Letter to the account set forth in such Debt Pay-Off Letter;
(xvii)    second, an amount equal to the Escrow Amount to J.P. Morgan Escrow Services (the “Escrow Agent”) for deposit into an interest-bearing escrow account (the “Escrow Account”) established pursuant to the terms of the Escrow Agreement;
(xviii)    third, on behalf of the Company, an amount equal to the aggregate Estimated Seller Transaction Expenses to the extent set forth on Schedule 2.4(a)(iii) and in the amounts and to the accounts of each Person set forth on Schedule 2.4(a)(iii);
(xix)    fourth, on behalf of the Company, the aggregate Estimated Transaction Bonus Amount to the Company for further distribution through the payroll process (which payroll shall occur on the Closing Date) to each Person listed on Schedule 2.4(a)(iv) in the applicable amount set forth next to each Person’s name on such schedule, less the amounts required to be withheld pursuant to applicable Law; and
(xx)    finally, to Seller an amount equal to the Closing Payment Amount.
(b)    Seller shall provide Schedule 2.4(a)(iii) and Schedule 2.4(a)(iv) to Buyer no later than four (4) Business Days prior to the Closing Date.
2.5.    Estimated Purchase Price. No later than four (4) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a good faith calculation (“Estimated Price Calculation Statement”) of (a) the Working Capital as of the Effective Time (the “Estimated Working Capital”), (b) the amount of Cash as of the Effective Time (the “Estimated Cash”), (c) the Closing Indebtedness Payoff Amount (the “Estimated Closing Indebtedness Payoff Amount”), (d) the Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”) and (e) the Transaction Bonus Amount (the “Estimated Transaction Bonus Amount”), in each case, together with such schedule(s) and data with respect to the determination of the Estimated Working Capital, Estimated Cash, Estimated Closing Indebtedness Payoff Amount, Estimated Seller Transaction Expenses and Estimated Transaction Bonus Amount as may be appropriate. The calculations of the Estimated Working Capital, Estimated Cash, Estimated Closing Indebtedness Payoff Amount, Estimated Seller Transaction Expenses and Estimated Transaction Bonus Amount delivered pursuant to this Section 2.5 shall be in the form of the Closing Statement and shall be calculated in accordance with the Company Accounting Principles. From and after delivery of the Estimated Price Calculation Statement until the Closing Date, in connection with Buyer’s review of the Estimated Price Calculation Statement, Seller and the Company shall cooperate reasonably with Buyer and (to the extent requested by Buyer) provide Buyer with reasonable access to Seller’s and the Company’s working papers, trial balances and similar materials relating to the preparation of the Estimated Price Calculation Statement, and Seller shall reasonably consider Buyer’s input with respect to the Estimated Price Calculation Statement. If prior to the Closing Date, Buyer shall object in writing to the amount of any estimate set forth in the Estimated Price Calculation Statement, and, if Seller shall agree with the objection, then Seller shall change the applicable estimate and notify Buyer thereof on or prior to the Closing Date in which event the Estimated Price Calculation Statement shall be deemed amended to reflect such change. If, on the other hand, prior to the Closing Date, Buyer shall object in writing to the amount of any estimate set forth in the Estimated Price Calculation Statement, and, if Seller shall disagree with the objection, then Buyer shall pay the amounts set forth in the Estimated Price Calculation Statement at Closing. Any unresolved items relating to the Estimated Price Calculation Statement shall be resolved as part of the post-Closing adjustment process pursuant to Section 2.6.
2.6.    Post-Closing Adjustment to Aggregate Consideration.
(a)    The Company shall cause to be prepared and, as soon as practical but in no event later than sixty (60) days after the Closing Date, shall cause to be delivered to Seller, a good faith calculation (the “Buyer Calculation”) of (i) the Working Capital of the Company as of the Effective Time (the “Closing Working Capital”), (ii) the amount of Cash as of the Effective Time (the “Closing Cash”), (iii) the Closing Indebtedness Payoff Amount (the “Closing Indebtedness”), (iv) the Seller Transaction Expenses and (v) the Transaction Bonus Amount, in each case, together with such schedules and data with respect to the determination of the Closing Working Capital, Closing Cash, Closing Indebtedness, Seller Transaction Expenses and Transaction Bonus Amount as it reasonably determines may be appropriate to support such Buyer Calculation. The Buyer Calculation with respect to the Closing Working Capital and Closing Cash shall be in the form of the Closing Statement and shall be calculated in accordance with the Company Accounting Principles.
(b)    Within forty-five (45) days after delivery to Seller of the Buyer Calculation, Seller shall deliver to Buyer a written notice either (i) advising Buyer that Seller agrees with and accepts the Buyer Calculation, which shall then become the final determination of the Closing Working Capital, Closing Cash, Closing Indebtedness Payoff Amount, Seller Transaction Expenses and Transaction Bonus Amount (which, without limiting Section 11.2(a)(v), shall not be subject to further review, challenge or adjustment, absent common law fraud) for purposes of this Section 2.6, or (ii) setting forth a reasonably detailed explanation of those items in the Buyer Calculation that Seller disputes and a statement, with reasonable detail as to the disputed matters, of what Seller believes is the correct calculation of Closing Working Capital, Closing Cash, Closing Indebtedness, Seller Transaction Expenses and Transaction Bonus Amount (the “Seller Calculation”), which shall be in the form of the Closing Statement and shall be calculated in accordance with the Company Accounting Principles. The only disputes that Seller may include are disputes that (A) the Buyer Calculation was not calculated in accordance with the terms of this Agreement or the Company Accounting Principles and (B) the Buyer Calculation includes mathematical errors. All items not disputed by Seller will become final and binding upon delivery of the Seller Calculation for purposes of this Section 2.6. If Seller fails to provide notice either accepting or disputing the Buyer Calculation within the forty-five (45) day timeframe, the Buyer Calculation will become final and binding on the Parties in all respects for purposes of this Section 2.6. Seller and the accountants engaged by Seller, if any, shall be entitled to review the Company’s working papers, trial balances and similar materials (excluding any working papers or similar materials prepared by independent auditors engaged by Buyer or the Company) relating to the Company’s preparation of its balance sheet as of the Closing Date, if any, for purposes of reviewing the Buyer Calculation. The Company shall also provide Seller and its accountants with (1) the assistance of the Company’s personnel and (2) timely access, during the Company’s normal business hours, to the Company’s personnel, properties, books and records for purposes of Seller’s review of the Buyer Calculation, such access to be provided without charge to Seller. In no case shall Buyer be required to afford Seller or any of its representatives access to the Company or its personnel or books and records in a manner that unreasonably interferes with the Company’s business or operations.
(c)    In the event that Seller and Buyer are unable to resolve any disputes regarding the Closing Working Capital, Closing Cash, Closing Indebtedness Payoff Amount, Seller Transaction Expenses or Transaction Bonus Amount within forty-five (45) days after the date Buyer receives the Seller Calculation, then such disputes shall be referred to PricewaterhouseCoopers LLP, or another nationally recognized firm of independent certified public accountants selected by mutual agreement of Buyer and Seller (the “Settlement Accountants”). Seller and Buyer shall instruct the Settlement Accountants to reach a determination as to the disputed matters not more than forty-five (45) days after such referral. Within fifteen (15) Business Days following such referral, Buyer and Seller shall submit to the Settlement Accountants (and the other Party) documentary materials and analyses that Buyer or Seller, as the case may be, believes support its respective position relating to the disputed matters set forth in the Buyer Calculation or Seller Calculation, but excluding any work papers of independent certified public accountants. The determination of the Settlement Accountants shall be final and binding for purposes of this Section 2.6 and, without limiting Section 11.2(a)(v), shall not be subject to further review, challenge or adjustment, absent common law fraud or a scrivener’s or mechanical error. Nothing herein, however, shall be construed to authorize or permit the Settlement Accountants to resolve any dispute by making an adjustment to the Closing Working Capital, Closing Cash, Closing Indebtedness Payoff Amount, Seller Transaction Expenses or Transaction Bonus Amount, as applicable, that is outside of the issues or the range defined by the Buyer Calculation and the Seller Calculation. In the event the Settlement Accountant agrees entirely with either the Buyer Calculation or the Seller Calculation, then the non-prevailing party shall be responsible for all of the fees and expenses of the Settlement Accountant (and in such case the non-prevailing promptly shall promptly (i) pay to the Settlement Accountant all such fees and expenses then due and owing and (ii) if applicable, reimburse the prevailing party for any portion of such fees and expenses already paid by the prevailing party); otherwise, the fees and expenses of the Settlement Account shall be split proportionally, as determined by the Settlement Accountant, between Buyer and Seller based on the difference (when compared to each other) between each Party’s calculation and the final resolution by the Settlement Accountant (and each party shall promptly pay to the Settlement Accountant such party’s proportionate share of such fees and expenses then due and owing). The date on which the Final Working Capital, Final Cash, Final Closing Indebtedness Payoff Amount, Final Seller Transaction Expenses and Final Transaction Bonus Amount are agreed or finally determined is referred to as the “Determination Date”.
(d)    No later than five (5) Business Days after the Determination Date, Seller or Buyer, as the case may be, shall make the following payments, after netting, without duplication, against each other all payments required to be made by Seller and/or Buyer, as the case may be, pursuant to clauses (i) through (x) immediately below, with all such payments being made to the applicable Person(s) via wire transfer of immediately available funds to the account or accounts designated in writing by the Person(s) entitled to receive such payment:
(i)    if the Final Working Capital is greater than the Estimated Working Capital, then Buyer shall, or shall cause the Company to, deliver to Seller an amount equal to the difference;
(ii)    if the Estimated Working Capital is greater than the Final Working Capital, then Seller shall deliver to Buyer an amount equal to the difference;
(iii)    if the Final Cash is greater than the Estimated Cash, then Buyer shall, or shall cause the Company to, deliver to Seller an amount equal to the difference;
(iv)    if the Estimated Cash is greater than the Final Cash, then Seller shall deliver to Buyer an amount equal to the difference;
(v)    if the Estimated Closing Indebtedness Payoff Amount is greater than the Final Closing Indebtedness Payoff Amount, then Buyer shall, or shall cause the Company to, deliver to Seller an amount equal to the difference;
(vi)    if the Final Closing Indebtedness Payoff Amount is greater than the Estimated Closing Indebtedness Payoff Amount, then Seller shall deliver to Buyer an amount equal to the difference;
(vii)    if the Estimated Seller Transaction Expenses is greater than the Final Seller Transaction Expenses, then Buyer shall, or shall cause the Company to, deliver to Seller an amount equal to the difference;
(viii)    if the Final Seller Transaction Expenses is greater than the Estimated Seller Transaction Expenses, then Seller shall deliver to Buyer an amount equal to the difference;
(ix)    if the Estimated Transaction Bonus Amount is greater than the Final Transaction Bonus Amount, then Buyer shall, or shall cause the Company to, deliver to Seller an amount equal to the difference; and
(x)    if the Final Transaction Bonus Amount is greater than the Estimated Transaction Bonus Amount, then Seller shall deliver to Buyer an amount equal to the difference.
If pursuant to this Section 2.6(d) Buyer is required to make a payment to Seller, Buyer and Seller shall deliver to the Escrow Agent no later than five (5) Business Days after the Determination Date, an instruction to the Escrow Agent to release from the Escrow Account to Seller an amount equal to the Purchase Price Adjustment Escrow Amount. If pursuant to this Section 2.6(d) Seller is required to make a payment to Buyer, (i) Buyer and Seller shall instruct the Escrow Agent to no later than five (5) Business Days after the Determination Date (A) pay to Buyer from the Escrow Account an amount equal to the amount required to be paid to Buyer pursuant to this Section 2.6(d) (or if the amount to be paid to Buyer pursuant to this Section 2.6(d) is greater than the amount in the Purchase Price Adjustment Escrow Amount, an amount equal to the Purchase Price Adjustment Escrow Amount) and (B) if the amount in the Purchase Price Adjustment Escrow Amount is greater than the amount to be paid to Buyer pursuant to this Section 2.6(d), distribute the excess to Seller from the Escrow Account and (ii) if the amount to be paid to Buyer pursuant to this Section 2.6(d) is greater than the Purchase Price Adjustment Escrow Amount, (X) if the amount of such excess is $25,000 or less, Buyer and Seller shall instruct the Escrow Agent to pay to Buyer from the Escrow Account an amount equal to such excess (such payment being in addition to, and made concurrently with, the payment to Buyer of the Purchase Price Adjustment Escrow Amount from the Escrow Account), and (Y) otherwise, Seller shall pay the entire amount of such excess to Buyer no later than five (5) Business Days after the Determination Date.
2.7.    Tax Treatment and Allocation. The Parties agree that for federal Tax purposes this Transaction is treated as a sale of the assets held by Intermediate LLC, the Company and Argotec Stevens LLC (including the Equity Interests of Argotec Asia Pacific Limited, a Hong Kong limited liability company (“Argotec Asia”), Argotec Deutschland GmbH, a German limited liability company (“Argotec GmbH”), Argotec International Sales Corporation, a Massachusetts corporation). The Parties agree that the Purchase Price, including any debt or obligations that are properly included in the Purchase Price for Tax purposes, shall be allocated among the assets of Intermediate LLC, the Company and Argotec Stevens LLC in accordance with the principles of Schedule 2.7, which are agreed to be in accordance with the requirements of Section 1060 of the Code, and no Party will take any position on any Tax Return that is inconsistent with such schedule.
2.8.    Tax Withholding. Buyer shall be entitled to deduct and withhold from any consideration payable to Seller under this Agreement such amounts as are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of Law relating to Taxes, as determined by Buyer and all such withheld amounts shall be remitted to the applicable Taxing Authorities promptly following the date of payment. Despite having amounts so withheld, Seller shall be treated as though it had received the full amounts to which they are otherwise entitled.
ARTICLE III
REPRESENTATIONS AND WARRANTIES ABOUT INTERMEDIATE LLC, THE COMPANY AND THE SUBSIDIARIES
Seller, Intermediate LLC and the Company hereby represent and warrant to Buyer that, except as set forth in the disclosure schedules of Seller, Intermediate LLC and the Company accompanying this Agreement (collectively, the “Company Disclosure Schedule”) (subject to all of the limitations and qualifications set forth in the introductory language thereto):
3.1.    Organization and Good Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite entity power and authority to own, lease and operate its properties and to carry on the Business as now conducted. Intermediate LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now conducted. Intermediate LLC is a holding company with no active business operations other than ownership of the Equity Interests of the Company. Each of Intermediate LLC and the Company is duly qualified or authorized to do business as a foreign entity and is in good standing, in all material respects, as a foreign entity under the laws of each jurisdiction in which it leases real property and each other jurisdiction in which the conduct of the Business or the ownership of its properties requires such qualification or authorization. Seller has made available to Buyer accurate and complete copies of the Organizational Documents of Intermediate LLC, the Company and the Subsidiaries. The equity records and minute books of each of Intermediate LLC and the Company are accurate in all material respects, have been maintained in accordance with prudent business practices and all applicable Laws and have been made available to Buyer.
3.2.    Authorization of Agreement. Each of Intermediate LLC and the Company has all requisite entity power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Intermediate LLC or the Company in connection with the consummation of the transactions contemplated hereby and thereby (the “Company Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Intermediate LLC and the Company, as applicable. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by Intermediate LLC and the Company, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Company Documents will, when so executed and delivered, constitute, the legal, valid and binding obligations of Intermediate LLC and the Company, as applicable, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
3.3.    Conflicts; Consents of Third Parties.
(c)    Except as set forth on Schedule 3.3(a), none of the execution and delivery by Intermediate LLC or the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Intermediate LLC or the Company with any of the provisions hereof or thereof, will (i) conflict with or violate the Organizational Documents of Intermediate LLC, the Company or any Subsidiary; (ii) result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of obligations under any provision of, or result in the creation of any Lien on any property or asset of Intermediate LLC, the Company or any Subsidiary, or the loss of any material right of Intermediate LLC, the Company or any Subsidiary pursuant to or under any material Contract, or material Permit to which Intermediate LLC, the Company or any Subsidiary is a party or by which any of the properties or assets of Intermediate LLC, the Company or any Subsidiary are bound; (iii) conflict with or violate, in any material respect, any Order applicable to Intermediate LLC, the Company or any Subsidiary or by which any of the properties or assets of Intermediate LLC, the Company or any Subsidiary are bound; or (iv) conflict with or violate, in any material respect, any applicable Law.
(d)    Except as set forth on Schedule 3.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of Intermediate LLC, the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by Intermediate LLC or the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act or Other Antitrust Law, if any, or (ii) such consents, waivers, approvals, Orders, Permits or authorizations from a Person other than a Governmental Entity the failure of which to obtain would not be material to Intermediate LLC, the Company and the Subsidiaries, taken as a whole.
3.4.    Capitalization.
(a)    Except as set forth on Schedule 3.4(a), all of the issued and outstanding Equity Interests of Intermediate LLC have been issued to and are held by Seller, free and clear of all Liens other than restrictions on transfer under state and federal securities Laws. All of the issued and outstanding Equity Interests of Intermediate LLC were duly authorized for issuance and are validly issued, fully paid and non-assessable.
(b)    All of the issued and outstanding Equity Interests of the Company have been issued to and are held by Intermediate LLC. All of the issued and outstanding Equity Interests of the Company were duly authorized for issuance and are validly issued, fully paid and non-assessable.
(c)    Except as set forth on Schedule 3.4(c), neither Intermediate LLC nor the Company has granted any options, warrants, calls, rights or Contracts of any character relating to the issued and outstanding Equity Interests of Intermediate LLC or the Company, as applicable, and there are no securities of Intermediate LLC or the Company outstanding requiring, or which upon conversion or exchange would require, the issuance of any Equity Interests of Intermediate LLC, the Company or any Subsidiary, as applicable, or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests of Intermediate LLC, the Company or any Subsidiary as applicable. Except as set forth in Schedule 3.4(c), none of Intermediate LLC, the Company or any Subsidiary is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Equity Interests of Intermediate LLC, the Company or any Subsidiary. There are no equity appreciation rights, phantom equity or similar rights in existence with respect to Intermediate LLC, the Company or any Subsidiary.
3.5.    Subsidiaries.
(e)    Schedule 3.5(a) sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, its authorized Equity Interests, the number and class of Equity Interests thereof duly issued and outstanding, the names of all equity owners and the number of Equity Interests owned by each equity owner. Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing, in all material respects, under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Each Subsidiary has all requisite corporate or entity power and authority to own, lease and operate its properties and carry on its business as now conducted.
(f)    The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable, and all such Equity Interests represented as being owned by the Company are owned by it free and clear of any and all Liens except as set forth on Schedule 3.5(b). No Equity Interests are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, right or Contract of any character relating to the issued or unissued Equity Interests of any Subsidiary, and there are no Equity Interests of any Subsidiary outstanding requiring or which upon conversion would require, the issuance of any Equity Interests of any Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests of any Subsidiary.
3.6.    Financial Statements.
(a)    The Company has made available to Buyer copies of (a) the audited consolidated balance sheets of Seller, Intermediate LLC, the Company and its Subsidiaries as at December 31, 2014 and December 31, 2013 and the related audited consolidated statements of income and of cash flows of Seller, Intermediate LLC, the Company and the Subsidiaries for the years then ended, and (b) the unaudited consolidated balance sheet of Seller, Intermediate LLC, the Company and the Subsidiaries as at July 31, 2015 and the related consolidated statement of income of Seller, Intermediate LLC, the Company and the Subsidiaries for the seven month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Except as set forth on Schedule 3.6 and as set forth in the notes thereto and subject to, in the case of the unaudited financial statements, ordinary course year-end adjustments and the absence of footnote disclosure, none of which would be, individually or in the aggregate, material, each of the Financial Statements has been prepared in accordance with GAAP consistently applied and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of Seller, Intermediate LLC, the Company and the Subsidiaries as at the dates and for the periods indicated therein. For the purposes hereof, the unaudited consolidated balance sheet of Seller, Intermediate LLC, the Company and the Subsidiaries as at July 31, 2015 is referred to as the “Balance Sheet” and July 31, 2015 is referred to as the “Balance Sheet Date.”
(b)    The Acquired Companies maintain internal accounting controls sufficient, in light of the Acquired Companies’ size, operations and industry, to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) accounts, notes and other receivables and inventory are recorded accurately.
3.7.    No Undisclosed Liabilities. None of Intermediate LLC, the Company or any Subsidiary has any Liabilities of any kind (whether or not they would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP) other than (a) Liabilities reflected, reserved against or described on the Balance Sheet, (b) Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date (none of which results from any breach or default under a Contract or a requirement of Law), (c) Liabilities set forth on Schedule 3.7, (d) Liabilities for any Seller Transaction Expenses, and (e) Liabilities of the Company and its Subsidiaries, taken as a whole, that do not exceed $1,000,000 individually or $2,000,000 in the aggregate.
3.8.    Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 3.8, since the Balance Sheet Date (a) the Company and the Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, (b) there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect and (c) there has not been any action taken (or omitted to be taken) by the Company and the Subsidiaries which, if such action were taken following the date hereof, would require the consent of Buyer or otherwise would violate any of the provisions of Section 6.1.
3.9.    Taxes. Except as set forth on Schedule 3.9:
(a)    Each of Intermediate LLC, the Company and the Subsidiaries has timely filed (or caused to be filed) all federal and other material Tax Returns required to be filed by it after giving effect to any valid extensions of time in which to make such filings. All such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid by or with respect to Intermediate LLC, the Company and each Subsidiary for the periods covered thereby. All Taxes shown due on such returns have been paid.
(b)    All Taxes required to be withheld by Intermediate LLC, the Company or any of the Subsidiaries have been withheld and have been (or will be) duly and timely paid to the proper Taxing Authority.
(c)    No deficiencies for any Taxes have been proposed, asserted or assessed by any Taxing Authority against Intermediate LLC, the Company or any of the Subsidiaries in writing that are still pending.
(d)    No requests for waivers of the time to assess any Taxes of Intermediate LLC, the Company or any of the Subsidiaries have been made that are still pending (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business).
(e)    There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which Intermediate LLC, the Company or any Subsidiary may be liable that could affect Intermediate LLC, the Company’s or any Subsidiary’s Liability for Taxes for any taxable period ending after the Closing Date.
(f)    No income Tax Return of Intermediate LLC, the Company or the Subsidiaries is the subject of any action, suit, investigation or audit by the IRS or by any state or foreign Taxing Authority. No power of attorney has been granted by Intermediate LLC, the Company or any of the Subsidiaries that is currently in force with respect to any matter relating to a material amount of Taxes.
(g)    No claim has ever been made by a Taxing Authority in a jurisdiction where Intermediate LLC, the Company or any Subsidiary has never paid Taxes or filed Tax Returns asserting that Intermediate LLC, the Company or such Subsidiary, respectively, is or may be subject to Taxes assessed by such jurisdiction.
(h)    There are no Liens for unpaid Taxes upon the assets of Intermediate LLC, the Company or any of the Subsidiaries, except for Permitted Liens. Neither Intermediate LLC, the Company nor any of the Subsidiaries is liable for the Taxes of any other Person as a result of any indemnification provision or other contractual obligation as a transferee, successor, or otherwise (other than customary Tax indemnifications contained in agreements the primary purpose of which does not relate to Taxes).
(i)    Neither Intermediate LLC the Company nor any Subsidiary will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other Tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, instalment sale or the receipt of any prepaid amount, in each case prior to Closing.
(j)    No election under Section 108(i) of the Code will affect any item of income, gain, loss or deduction of Intermediate LLC, the Company or any Subsidiary after the Closing.
(k)    Neither Intermediate LLC, the Company nor any Subsidiary has been a member of any combined, consolidated or unitary group other than the group of which it is presently a member, and neither Intermediate LLC the Company nor any Subsidiary presently has or has had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity (other than the Subsidiaries).
(l)    With respect to each transaction in which Intermediate LLC, the Company or any Subsidiary has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Law.
(m)    Any powers of attorney granted by Intermediate LLC, the Company or any Subsidiary prior to the Closing relating to Taxes will terminate and be of no effect following the Closing.
(n)    Schedule 3.9(n) sets forth the federal income tax classification of Intermediate LLC, the Company and each of the Subsidiaries.
(o)    No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”).
3.10.    Real Property.
(a)    Owned Company Property. Schedule 3.10(a) contains a true, complete and correct list of all real property owned by the Company or a Subsidiary (the “Owned Company Property”), setting forth the address, usage and owner of each parcel of real property. Except as disclosed on Schedule 3.10(a), there are no outstanding options, repurchase rights or rights of first refusal to purchase or lease any Owned Company Property, or any portion thereof or interest therein to which the Company or a Subsidiary is a party. The Company or one of its Subsidiaries has good and marketable fee title to the Owned Company Property, free and clear of all Liens other than Permitted Liens. The Company has made available to Buyer all title insurance policies and commitments (and underlying documents), surveys, zoning reports, property reports, estoppels, appraisals and subordination, non-disturbance and attornment agreements with respect to the Owned Company Property in the Company or one of its Subsidiaries’ possession
(b)    Leased Company Property.
(i)    Schedule 3.10(b) sets forth a complete list of all real property leasehold interests of the Company or a Subsidiary (the “Leased Company Property” and together with the Owned Company Property, the “Company Property”) as lessee or lessor. The Company has made available to Buyer true and complete copies of the leases for the Leased Company Property, together with all amendments, modifications or supplements, if any, thereto.
(ii)    Each of the leases for the Leased Company Property is in full force and effect. Neither the Company nor any Subsidiary is in default under any lease for the Leased Company Property, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Other than as set forth on Schedule 3.10(b), there are no Contracts or other documents governing or affecting the occupancy or tenancy of any of the Leased Company Properties by the Company and the Subsidiaries. Neither the Company nor any Subsidiary has assigned, transferred or pledged any interest in the leases for the Leased Company Property.
(iii)    The Company or its applicable Subsidiary has a valid and enforceable leasehold interest under each of the leases for the Leased Company Property, subject to Permitted Liens and to applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereinafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
(c)    Company Property.
(i)    The Company or any Subsidiary is not obligated or bound pursuant to any options, obligations or rights of first refusal or contractual rights to sell, purchase or lease to any third party any real property.
(ii)    The Company and the Subsidiaries have all certificates of occupancy and material Permits necessary for the current use and operation of the Company Property. No default or violation, or, to the Knowledge of the Company, event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit.
(iii)    The Company Property constitutes all interests in real property currently used, occupied or held for use in connection with the Business or which are necessary for the continued operation of the Business as currently conducted.
3.11.    Personal Property. Except as set forth on Schedule 3.11, the Company or its Subsidiaries owns and has good title to, or a valid leasehold interest in, all material items of tangible personal property that are (a) shown on the Financial Statements, or acquired after the date thereof or (b) necessary for the conduct of the Business as currently conducted, in each case free and clear of all Liens other than Permitted Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Financial Statements.
3.12.    Intellectual Property.
(a)    List of Intellectual Property. Schedule 3.12(a) contains a complete and accurate list of all Patents, registered Marks and registered Copyrights owned by the Company or any Subsidiary as of the date hereof. Neither the Company nor any Subsidiary owns any material Software. All registration, renewal and maintenance fees and taxes due and payable on or before the Closing Date in respect of each of the applications and registrations listed on Schedule 3.12(a) have been paid. Schedule 3.12(a) identifies any registration, renewal and maintenance fees and taxes due and payable within 90 days after the date hereof. To the Knowledge of the Company, all Intellectual Property listed on Schedule 3.12(a) is valid and enforceable (if issued or registered) and has not been abandoned unless such applications and/or registrations are indicated in Schedule 3.12(a) to be canceled, abandoned, transferred, proposed, withdrawn, dead or expired. The Company and the Subsidiaries own all right, title and interest in and to the Intellectual Property required to be listed on Schedule 3.12(a) free and clear of all Liens other than Permitted Liens and those Liens listed on Schedule 3.12(a). The Company and the Subsidiaries have the sole and exclusive right to enforce and bring actions for infringement, misappropriation, dilution or violation of all Intellectual Property required to be listed on Schedule 3.12(a).
(b)    Licenses. Schedule 3.12(b) sets forth a complete and accurate list of all material agreements (other than agreements with respect to “off-the-shelf” Software) between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, (i) granting any other Person the right to use or practice any rights under any of the material Intellectual Property owned either by the Company or any of its Subsidiaries or (ii) granting the Company or a Subsidiary the right to use or practice any rights under any material Intellectual Property owned by another Person.
(c)    Protection of Proprietary Rights. The Company and the Subsidiaries own or have valid, royalty-free licenses to use all material Company Intellectual Property used by them in the Ordinary Course of Business. Except as set forth on Schedule 3.12(c), (i) the material Intellectual Property owned by the Company and the Subsidiaries are not the subject of any written challenge received by the Company or any of the Subsidiaries and (ii) neither the Company nor any Subsidiary has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any material Intellectual Property license to which the Company or any Subsidiary is a party or by which it is bound.
(d)    Non-Infringement. To the Knowledge of the Company, neither the Company nor any Subsidiary has infringed, misappropriated, violated or diluted, in any material respect, any Intellectual Property of any other Person. To the Knowledge of the Company, no claim of any infringement, misappropriation, violation or dilution of any Intellectual Property of any other Person has been made or asserted in writing in respect of the Company or any Subsidiary or the operation of their businesses, including any invitation from any Person to take a license to such Person’s Intellectual Property, and, to the Knowledge of the Company, no such claim has been asserted other than in writing.
(e)    Infringement. To the Knowledge of the Company, no third party is infringing, misappropriating, violating or diluting any of the Intellectual Property owned by the Company or any Subsidiary.
(f)    Invention Assignments. Except as set forth on Schedule 3.12(f), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material Company Intellectual Property on behalf of the Company or any Subsidiary either: (i) is a party to a “work-for-hire” or employment agreement under which the Company or a Subsidiary is deemed to be the original owner/author of all right, title and interest therein; or (ii) has executed an assignment in favor of the Company or a Subsidiary of all right, title and interest in such Company Intellectual Property.
(g)    Technology. The Company and its Subsidiaries have taken reasonable steps in accordance with generally-adopted industry practices to maintain the confidentiality of their Technology. To the Knowledge of the Company, the Company and its Subsidiaries own all material Technology purported to be owned by them and their use of such Technology does not infringe on any other Person’s Intellectual Property. To the Knowledge of the Company there has been no unauthorized disclosure of the Technology that are trade secrets or confidential information of Company and its Subsidiaries or of Technology that are trade secrets or confidential information of third parties that the Company or its Subsidiaries were contractually obligated to protect from unauthorized disclosure.
(h)    Cabot Matters. No rights in any Company Intellectual Property have been granted to Cabot pursuant to the Cabot Agreements, other than rights in Company Intellectual Property (i) used exclusively in the production of products pursuant to the Cabot Agreements and (ii) specifically granted to Cabot pursuant to the Cabot Agreements. No Acquired Company has used any CMC Equipment (as defined in the Cabot Agreements) to develop or manufacture any product of any of the Acquired Companies, other than products produced exclusively for Cabot under the Cabot Agreements.
3.13.    Material Contracts.
(a)    Schedule 3.13(a) sets forth all of the following Contracts to which the Company or any of the Subsidiaries is a party or by which it is bound (collectively with the Contracts listed on Schedules 3.10(b), 3.11, 3.12(b) and 3.21, the “Material Contracts”):
(i)    Contracts with any current officer, employee, independent contractor or director of any of the Acquired Companies for annual consideration in excess of $150,000;
(ii)    Contracts with any labor union or association representing any employee of any of the Acquired Companies;
(iii)    Contracts (A) limiting or restraining any of the Acquired Companies from engaging or competing in any lines of business with any other Person other than routine confidentiality and nondisclosure agreements entered into in connection with the possible acquisition of another business, (B) granting any exclusive or preferential rights to provide, sell or distribute any of the products of the Company, (C) granting “most favored nation” status to any Person, (D) containing “requirements” provisions or other provisions obligating the Company or any of its Subsidiaries to purchase or obtain a minimum or specified amount of any product or service from any Person, (E) containing minimum sales or volume provisions obligating the Company or any of its Subsidiaries which involves the expected payment of $150,000 or more in the current calendar year or any subsequent year or (F) limiting or restraining any of the Acquired Companies from soliciting any Person for any reason or containing a “standstill” or similar provision;
(iv)    Contracts for the sale of any of the assets of the Company or any of the Subsidiaries other than in the Ordinary Course of Business, for consideration in excess of $150,000;
(v)    agency or distribution Contracts;
(vi)    Contracts relating to any acquisition to be made (or made in the last five years) by the Company or any of the Subsidiaries of any operating business or the Equity Interests of any other Person;
(vii)    Contracts (A) relating to the incurrence of Indebtedness, or the making of any loans, in each case involving amounts in excess of $150,000, or (B) guaranteeing any Indebtedness or other obligations of any other Person;
(viii)    Contracts which require the expenditure of more than $200,000 in the aggregate or require performance by any party more than one year from the date hereof that, in either case, are not terminable by the Company or a Subsidiary without penalty on notice of 120 days or less;
(ix)    Contracts relating to joint ventures, strategic alliances, partnerships or sharing of profits or proprietary information;
(x)    Contracts granting any Person a Lien on all or any material portion of the assets of the Company or any Subsidiary, taken as a whole, other than Permitted Liens and Liens which will be released at Closing;
(xi)    Contracts with Material Customers or Material Suppliers;
(xii)    any sales, marketing, distributorship, agency or representative Contracts where the counter-party to such agreement has the right or power to bind the Company or any of its Subsidiaries;
(xiii)    Contracts under which the Company or any Subsidiary has granted or received a material license or sublicense or under which it is obligated to pay or has the right to receive a royalty, license fee or similar payment in excess of $150,000 on an annual basis, not including any payments that might be due after renewal of such Contract; and
(xiv)    Contracts with any Governmental Entity.
(b)    Except as set forth on Schedule 3.13(b), the Material Contracts are, (i) in full force and effect in all material respects and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiaries, as applicable, and, to the Knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto. Except as set forth on Schedule 3.13(b), neither the Company nor any Subsidiary has received any written notice or, to the Knowledge of the Company, other communication of (x) any default or event that with notice or lapse of time, or both, would constitute a material default by the Company and the Subsidiaries under any Material Contract, or (y) the intention of any party to terminate or amend any Material Contract. The Company has made available to Buyer copies of all of the Material Contracts, together with all material amendments, modifications and supplements thereto.
(c)    Except as set forth on Schedule 3.13(c), no earn-out payment has ever become due or payable, and no earn-out payment has ever been made by any of the Acquired Companies, in each case pursuant to Section 1.9 of the Asset Purchase Agreement, dated as of April 30, 2014, by and between the Company, Argotec Stevens LLC and JPS Elastomerics Corp.
3.14.    Employee Benefits Plans.
(a)    Schedule 3.14(a)(i) sets forth all material Company Benefit Plans. None of the Company Benefit Plans provide or is obligated to provide for post-employment life or health insurance, benefits or coverage, or, except as set forth on Schedule 3.14(a)(ii), other post-employment welfare benefits for any current or former employee or any beneficiary thereof, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state Law and except as set forth on Schedule 3.14(a)(iii), none of the Company Benefit Plans provides or is obligated to provide welfare benefits to any individual who is neither a current nor former employee of the Company or any of the Subsidiaries.
(b)    True, correct and complete copies of the following documents, with respect to each of the Company Benefit Plans, have been made available or delivered to Buyer by the Company, to the extent applicable: (i) any plans (or written summaries of any material unwritten Company Benefit Plans), all amendments thereto and related trust documents and insurance contracts, and amendments thereto; (ii) the three most recent Forms 5500 and all schedules thereto; (iii) the most recent IRS determination or opinion letter; (iv) the most recent summary plan descriptions and all summaries of material modifications thereto; (v) all material written communications with any Governmental Entity relating to a Company Benefit Plan (other than routine filings with any Governmental Entity); and (vi) written descriptions of all non-written agreements or arrangements relating to a Company Benefit Plan.
(c)    Each Company Benefit Plan has been maintained, in all material respects, and, since June 1, 2012, each of the Acquired Companies has complied in all material respects, in accordance with its terms and with all applicable provisions of ERISA and the Code and all other applicable Laws. Except as set forth on Schedule 3.14(c), none of Intermediate LLC, the Company or any of the Subsidiaries (i) maintains or contributes to, or otherwise could reasonably be expected to have any Liability (including contingent Liability, whether on account of an ERISA Affiliate or otherwise), related to any employee benefit plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (ii) could reasonably be expected to have any Liability (including contingent Liability, whether on account of an ERISA Affiliate or otherwise) under Chapter 43 of the Code. There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits), lawsuits, actions, audits by any Governmental Entity, or investigations related to any Company Benefit Plan.
(d)    The Company Benefit Plans intended to qualify under Section 401 of the Code have received a favorable determination letter from the IRS or are entitled to rely on an opinion letter from the IRS, and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred and, to the Knowledge of the Company, no circumstances exist with respect to the Company Benefit Plans which could reasonably be expected to cause the loss of, or failure to qualify for, such qualification or exemption or the imposition of any Liability, penalty or tax under ERISA or the Code.
(e)    All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to have been made under any of the Company Benefit Plans to any funds, trusts or insurance policies established thereunder or in connection therewith have, in all material respects, been made or accrued by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will, in all material respects, have been paid or accrued on the most recent Balance Sheet on or prior to the Closing Date.
(f)    Except as set forth on Schedule 3.14(f)(i), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event) will or could reasonably be expected to (i) entitle any current or former director, officer, employee or consultant of Intermediate LLC, the Company or any of its Subsidiaries to any payment (including severance pay or similar compensation), any cancellation of Indebtedness, or any increase in compensation; (ii) result in the acceleration of payment, funding or vesting under any Company Benefit Plan; or (iii) result in any increase in benefits payable under any Company Benefit Plan.  Except as set forth on Schedule 3.14(f)(ii), no amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either alone or in combination with another event) could reasonably be expected to be an “excess parachute payment” within the meaning of Section 280G of the Code.  None of Intermediate LLC, the Company nor any of its Subsidiaries has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.
(g)    Each Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered, operated and maintained in all material respects in accordance with the requirements of Section 409A of the Code.  Neither the Company nor any of its Subsidiaries has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.
3.15.    Labor.
(a)    None of the Acquired Companies is a party to any labor or collective bargaining agreement.
(b)    There are no, and since June 1, 2012, there have been no: (i) strikes, work stoppages or lockouts pending or, to the Knowledge of the Company, threatened against or involving any Acquired Company, or (ii) unfair labor practice charges, material grievances or material complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of any Acquired Company.
(c)    None of the Acquired Companies is delinquent in any material payments to any of their respective employees for any wages, salaries, commissions, bonuses, severance, termination pay or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. To the Knowledge of the Company, there are no material grievances, complaints or charges that have been filed against any Acquired Company under any dispute resolution procedure that have not been dismissed. Each of the Acquired Companies is and has been in compliance in all material respects with all applicable Laws that relate to employment, equal employment opportunity (including Laws prohibiting employment discrimination, harassment or retaliation), wages, hours, leaves, workers’ compensation, disability, occupational safety and health, immigration, collective bargaining and plant closings and layoffs (including the WARN Act and similar state and local Laws).
(d)    Schedule 3.15(d) sets forth a true, complete and correct list of (i) all employees of each of the Acquired Companies, and (ii) the position, date of hire, visa status (if applicable), current annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the base hourly or per diem rate of compensation), including any estimated or target annual incentive compensation of each such employee. No employee at the level of manager or above of any of the Acquired Companies has informed any of the Acquired Companies or any of their Affiliates of any intent to terminate his or her employment with any Acquired Company.
(e)    Except as set forth on Schedule 3.15(e), there is no current employee of any of the Acquired Companies who as of the date hereof is absent because of disability or other leave.
(f)    Except as set forth on Schedule 3.15(f), the employment of each of the current employees of each of the Acquired Companies is terminable by the Acquired Companies at will (excluding any severance obligations of the Acquired Companies that may become payable to such employees in accordance with past practices of the Acquired Companies).
(g)    Schedule 3.15(g) contains a true and complete list of each current or former employee of Intermediate LLC, the Company and the Subsidiaries, and every other current or former employee of Seller or any of its Affiliates who is or was employed at the same plant, facility or other site of employment as any such current or former employee, in each case: (x) whose employment has terminated involuntarily or who has been laid off within the 180-day period prior to the date hereof, including the date of such termination or layoff and an indication of the reason therefore (e.g., for cause, reduction in force); (y) whose hours of work have been materially reduced within the 180-day period prior to the Closing Date, including the date of any such reduction; or (z) who is otherwise on layoff as of the Closing Date and the date of such layoff, and accurately and completely sets forth for each such employee the following: (i) name, (ii) name of employer, (iii) location of employment (e.g., facility, city and state), and (iv) whether the employee is or was represented by a labor organization.
3.16.    Litigation. Except as set forth on Schedule 3.16, (a) there are no, and since June 1, 2012 have been no, material Legal Proceedings pending or, to the Knowledge of the Company, threatened against Intermediate LLC, the Company or the Subsidiaries or any of their respective assets or businesses, and (b) neither Intermediate LLC, the Company nor any Subsidiary is, or at any time since January 1, 2012 has been, subject to any Order.
3.17.    Compliance with Laws; Permits.
(a)    The Acquired Companies (and Seller and Argotec Holdings with respect to the Acquired Companies and their businesses) are and have been in compliance in all material respects with all Laws and Orders applicable to their respective businesses or operations.
(b)    The Acquired Companies currently have and have had all material Permits which are required for the operation of their respective businesses as presently conducted and which are necessary to entitle them to own, lease and operate their respective properties and assets. None of the Acquired Companies is or has been in default or violation in any material respect (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation in any material respect) of any term, condition or provision of any Permit to which it is a party.
(c)    The representations and warranties made in this Section 3.17 do not apply to matters covered by the representations and warranties set forth in Sections 3.9 (Taxes), 3.10 (Real Property), 3.12 (Intellectual Property), 3.14 (Employee Benefits Plan), 3.15 (Labor), 3.18 (Environmental Matters) and 3.24 (Anti-Corruption Matters).
3.18.    Environmental Matters. Except as set forth on Schedule 3.18 hereto:
(a)    the operations of the Company and each of the Subsidiaries are, and have been since June 1, 2010, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate its business (“Environmental Permits”);
(b)    neither the Company nor any of the Subsidiaries is subject to any pending or, to the Knowledge of the Company, threatened Legal Proceeding alleging that the Company or any of the Subsidiaries either is in violation of any Environmental Law or any Environmental Permit or has any material Liability under any Environmental Law; and
(c)    there are no pending or, to the Knowledge of the Company, threatened investigations of the businesses of the Company or any of the Subsidiaries, or of any currently or previously owned or leased property of the Company or any of the Subsidiaries or of any third party properties to which Hazardous Materials generated by the Company or any Subsidiary were sent for treatment or disposal, in each case under Environmental Laws, which would reasonably be expected to result in the Company or any Subsidiary incurring any material Liability pursuant to any Environmental Law.
3.19.    Insurance. Schedule 3.19 contains, for the current policy year, a list of all insurance policies which are owned by the Company or any of the Subsidiaries or which name the Company or a Subsidiary as an insured, including self-insurance programs and those which pertain to the Company’s or a Subsidiary’s assets, employees or operations. All such insurance policies are in full force and effect and the applicable limits under such policies have not been exhausted, all premiums that are due and payable prior to the date of this Agreement with respect thereto have been paid, and neither the Company nor any Subsidiary has received any written or, to the Knowledge of the Company, other notice of cancellation, denial of coverage or nonrenewal of any such insurance policies.
3.20.    Financial Advisors. Except as set forth on Schedule 3.20, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Ultimate Equity Holder, Argotec Holdings, Seller, Intermediate LLC, the Company or any Subsidiary in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment in respect thereof.
3.21.    Related Party Transactions. Except as set forth on Schedule 3.21, none of (i) Seller, Argotec Holdings or any of the Ultimate Equity Holders or any of their respective Affiliates (or, in the case of any Ultimate Equity Holder that is an individual, any member of his or her immediate family) or (ii) any employee, officer, director or partner of the Acquired Companies, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) directly or indirectly (a) owes any amount to any Acquired Company nor does any Acquired Company owe any amount to any Related Person, (b) owns any property or right, tangible or intangible, that is used by any Acquired Company, (c) has any claim or cause of action against any Acquired Company or (d) is a party to any Contract with any Acquired Company. Except as set forth on Schedule 3.21, none of Seller, Intermediate LLC or Argotec Holdings owns any assets or is a party to any Contract.
3.22.    Customers and Suppliers. Schedule 3.22 sets forth an accurate and complete list, for the fiscal year ended December 31, 2014, of (a) each of the top ten (10) customers by revenue of the Company and its Subsidiaries, taken as a whole (the “Material Customers”), and (b) the top ten (10) suppliers by dollar amount of purchases made by the Company and its Subsidiaries, taken as a whole (the “Material Suppliers”). Since January 1, 2014, neither the Company nor any of its Subsidiaries has received notice from any customer or supplier identified on Schedule 3.22 indicating that any such customer or supplier (i) intends to terminate its existing agreements with the Company or any Subsidiary, (ii) intends to materially adversely modify is relationship with the Company or any Subsidiary or (iii) intends to renegotiate pricing or adversely change any other terms of the relationship with the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries are engaged in any material dispute with any customer or supplier listed on Schedule 3.22.
3.23.    Product Liability; Warranties. Except as set forth on Schedule 3.23, since June 17, 2012, no material product liability, recall, warranty or other similar material claims (whether based in contract or tort and whether relating to personal injury, including death, property damage or economic loss) are pending or have been settled, terminated or received in writing by the Company or its Subsidiaries and, to the Knowledge of the Company, no such claims have been threatened against the Company or its Subsidiaries and no basis for any such claim exists, in each case relating to, or arising from, the sale or use of the products sold by the Company. There are no outstanding returns of products sold by the Company from customers of the Company and its Subsidiaries which are individually or in the aggregate material to the Company and its Subsidiaries, taken as a whole.
3.24.    Anti-Corruption Matters.
(a)    Since June 1, 2012, none of Argotec Holdings, Seller, any of the Acquired Companies, any Affiliate, director, officer, employee, or to the Knowledge of the Company, agent or representative of any of the Acquired Companies or any of their Affiliates has offered, authorized, made, paid or received, directly or indirectly, (i) any bribes, kickbacks or other similar payments or offers or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any Person in violation of applicable Law or (ii) any payment or transfer of value in violation of the United States Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the United Kingdom Bribery Act 2010, or any other applicable anti-corruption law.
(b)    No employee who is party to an employment agreement with any Acquired Company or director of any Acquired Company or Seller or has been an official of any foreign government or of any agency thereof, an official of a foreign political party, or a candidate for political office in any foreign country.
(c)    Neither the Company nor the Subsidiaries are being, or has been, investigated by any governmental entity with respect to, or been given notice by a governmental entity of, any potential violation by the Company or any Subsidiary of the United States Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the United Kingdom Bribery Act 2010, or any other applicable anti-corruption law.
3.25.    Stevens Restructuring. Schedule 3.25(a) sets forth (i) a description of the Acquired Companies’ restructuring plan with respect to the facility described on Schedule 3.25(a), (ii) a summary of the restructuring actions taken pursuant to such restructuring plan as of the date hereof, (iii) a summary of the actions expected to be taken in connection with such restructuring plan after the date hereof, together with the Acquired Companies’ anticipated timeline for such actions, and (iv) a list of each employee of the Acquired Companies that has been terminated in connection with such restructuring plan and a list of each employee of the Acquired Companies that is expected to be terminated in connection with such restructuring plan, in each case identifying all severance or other payments that have been made and are expected to be made to such employees in connection with such termination. The restructuring described on Schedule 3.25(a) is referred to herein as the “Stevens Restructuring.” Schedule 3.25(b) sets forth (i) the cost, by month, of severance payments required to be made after the date of this Agreement to former employees of the Acquired Companies whose employment with the Acquired Companies was terminated on or prior to the date of this Agreement in connection with the Stevens Restructuring and (ii) the Acquired Companies’ reasonable good faith estimate, as of the date hereof, of all other aggregate costs, by month, required to be incurred by the Acquired Companies to complete the Stevens Restructuring.
3.26.    Stevens Consent Injunction Matters. Since April 30, 2014, no Acquired Company (a) has designed, developed, manufactured, sold or distributed any Enjoined Product, (b) instructed, encouraged, supported or knowingly permitted James P. Galica to engage in the design or development of any Enjoined Product for the benefit of or on behalf of any Acquired Company, or (c) taken any other action which would be prohibited by the Stevens Consent Injunction if the Stevens Consent Injunction were deemed to apply to such Acquired Company.
3.27.    No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article III (as modified by the Company Disclosure Schedule), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to Argotec Holdings, Seller, Intermediate LLC, the Company, the Subsidiaries and the Ultimate Equity Holders or their respective business or assets.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents to Buyer that, except as set forth on the Company Disclosure Schedules (subject to all of the limitations and qualifications set forth in the introductory language thereto):
4.1.    Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business.
4.2.    Authorization of Agreement. Seller has all requisite organizational power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated hereby and thereby (together with this Agreement, the “Seller Documents”) to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Seller Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required organizational action on the part of Seller. This Agreement has been, and each of the Seller Documents to which it is a party will be at or prior to the Closing, duly and validly executed and delivered by Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document to which it is a party, when so executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
4.3.    Conflicts; Consents of Third Parties.
(d)    None of the execution and delivery by Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof, will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of obligations under, any provision of, or result in the creation of any Lien on any property or asset of Seller, pursuant to (i) the Organizational Documents of Seller; (ii) any material Contract, or material Permit to which Seller is a party or by which any of the properties or assets of Seller are bound; (iii) any Order applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Law.
(e)    No material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of Seller in connection with the execution and delivery of this Agreement or the Seller Documents, or the compliance by Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby, except for compliance with the applicable requirements of the HSR Act or Other Antitrust Law, if any.
4.4.    Ownership and Transfer of Equity Interests. Seller is the record and beneficial owner of all of the Equity Interests of Intermediate LLC, free and clear of any and all Liens (other than any restrictions on transfer under any applicable federal or state securities Laws or the LLC Agreement that are not applicable to the transactions contemplated hereby). Upon the consummation of the transactions contemplated by this Agreement, at the Closing, good and valid title to all of the Equity Interests of Intermediate LLC will pass to Buyer, free and clear of all Liens other than restrictions on transfer under state and federal securities Laws and any Liens arising out of acts of Buyer or its Affiliates.
4.5.    Litigation. There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened that are reasonably likely to prohibit or restrain the ability of Seller to enter into this Agreement or consummate the transactions contemplated hereby.
4.6.    Financial Advisors. Except as set forth on Schedule 4.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
4.7.    Seller Acknowledgment.
(a)    Seller acknowledges that, except as expressly set forth in this Agreement, neither Buyer nor any other Person has made any representation or warranty, express or implied, as to Buyer, its Affiliates or their respective businesses or assets.
(b)    ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS), ARE HEREBY DISCLAIMED BY BUYER AND WAIVED BY SELLER TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW.
(c)    The acknowledgments and statements in clauses (a) and (b) do not apply with respect to fraud or representations and warranties set forth in this Agreement.
4.8.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and those representations and warranties contained in Article III that expressly relate to Seller, Seller makes no other express or implied representation or warranty with respect to Seller or the transactions contemplated by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller that:
5.1.    Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.
5.2.    Authorization of Agreement. Buyer has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer in connection with the consummation of the transactions contemplated hereby and thereby (the “Buyer Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each Buyer Document have been duly authorized by all necessary limited liability company action on behalf of Buyer. This Agreement has been, and each Buyer Document will be at or prior to the Closing, duly executed and delivered by Buyer, as the case may be, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered will constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
5.3.    Conflicts; Consents of Third Parties.
(g)    None of the execution and delivery by Buyer of this Agreement or the Buyer Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Buyer with any of the provisions hereof or thereof, will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the Organizational Documents of Buyer; (ii) any Order applicable to Buyer or by which any of the properties or assets of Buyer are bound; or (iii) any applicable Law.
(h)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of Buyer in connection with the execution and delivery of this Agreement or the Buyer Documents, as the case may be, the compliance by Buyer with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Buyer of any other action contemplated hereby except for (i) compliance with the applicable requirements of the HSR Act or Other Antitrust Law, if any, or (ii) such consents, waivers, approvals, Orders, Permits or authorizations from a Person other than a Governmental Entity, the failure of which to obtain would not result in a Buyer Material Adverse Effect.
5.4.    Litigation. There are no Legal Proceedings pending or, to the knowledge of Buyer threatened that are reasonably likely to prohibit or restrain the ability of Buyer to enter into this Agreement or consummate the transactions contemplated hereby or which would give any third party the right to enjoin or rescind the transactions contemplated hereunder or otherwise prevent Buyer from complying with the terms and provisions of this Agreement.
5.5.    Financial Advisors. Except as set forth on Schedule 5.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
5.6.    Financial Capability. Buyer (a) has, and at the Closing will have, sufficient funds from Buyer’s immediately available internal funds or available under a currently established committed credit facility or unutilized lines of credit with financial institutions to pay the Aggregate Consideration, all other payments required to be paid at Closing by Buyer pursuant to Article II, and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement and (b) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities. To the actual knowledge of Buyer, the funds used by Buyer to pay the Aggregate Consideration, all other payments required to be paid at Closing by Buyer pursuant to Article II, and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement were not and are not directly or indirectly derived from activities or Persons that would violate or contravene federal, state or international Law, including anti-money laundering Laws.
5.7.    Solvency.
(p)    Assuming the accuracy of the representations and warranties set forth in Article III and Article IV, immediately after giving effect to the Transaction:
(i)    the fair saleable value (determined on a going concern basis) of the assets of Buyer, Intermediate LLC, the Company and the Subsidiaries shall be greater than the total amount of their Liabilities (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);
(ii)    Buyer, Intermediate LLC, the Company and the Subsidiaries shall be able to pay their debts and obligations in the Ordinary Course of Business as they become due; and
(iii)    Buyer, Intermediate LLC, the Company and the Subsidiaries shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.
(q)    In completing the transactions contemplated by this Agreement, Buyer does not intend to hinder, delay or defraud any present or future creditors of Buyer, Intermediate LLC, the Company or the Subsidiaries.
5.8.    Condition of the Business.
(d)    Buyer acknowledges that, except as expressly set forth in this Agreement, neither Seller nor any other Person has made any representation or warranty, express or implied, as to Intermediate LLC, the Company or its Subsidiaries and their respective businesses (including the Business) or assets or the Equity Interests of Intermediate LLC. Without limiting the foregoing, Buyer acknowledges that neither Seller nor any of its Affiliates have made any warranty, express or implied, as to the accuracy or completeness of any forecasts, projections or business plans prepared by or on behalf of Seller and delivered to Buyer in connection with Buyer’s review of Intermediate LLC, the Company and its Subsidiaries and the negotiation and execution of this Agreement.
(e)    Buyer acknowledges that it has conducted an independent investigation of the financial condition, performance, results of operations, assets, management, fees and expenses, Liabilities, properties and projected operations of the Business. Buyer confirms that Seller, Intermediate LLC and the Company have made available to Buyer the opportunity to ask questions of the officers and management of Seller, Intermediate LLC and the Company and to acquire additional information about the business, assets and financial condition of the Business.
(f)    ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS), ARE HEREBY DISCLAIMED BY SELLER AND WAIVED BY BUYER TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW.
(g)    The acknowledgments and statements in clauses (a) through (c) do not apply with respect to fraud or representations and warranties set forth in this Agreement.
5.9.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, Buyer makes no other express or implied representation or warranty with respect to Buyer or the transactions contemplated by this Agreement.
ARTICLE VI
COVENANTS OF INTERMEDIATE LLC AND THE COMPANY
6.1.    Conduct of Business. Except as set forth on Schedule 6.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Intermediate LLC and the Company shall, and shall cause the Subsidiaries to, (i) operate in the Ordinary Course of Business and (ii) use commercially reasonable efforts to (x) preserve the present business operations, organization and goodwill of Intermediate LLC, the Company and the Subsidiaries and (y) preserve the present relationships with employees, customers, suppliers and other business relationships of Intermediate LLC, the Company and the Subsidiaries. Except as set forth on Schedule 6.1, during such period, Intermediate LLC, the Company and the Subsidiaries shall not, without the consent of Buyer (which shall not unreasonably be withheld or delayed):
(f)    sell any property or assets having a value exceeding $150,000 in the aggregate, except sales of products in the Ordinary Course of Business;
(g)    make any capital expenditure or commit to make any capital expenditure which in any one case exceeds $100,000 or capital expenditures which in the aggregate exceed $200,000; provided that this restriction shall not apply to capital expenditures that are (i) made in accordance with the capital expenditure budget for fiscal year 2015 attached hereto as Schedule 6.1(b) (the “Capital Expenditure Budget”), or (ii) undertaken in order to replace or repair capital assets of Intermediate LLC, the Company or the Subsidiaries in the Ordinary Course of Business;
(h)    mortgage, pledge or subject to Liens, other than Permitted Liens, any properties or assets (whether tangible or intangible) of Intermediate LLC, the Company or the Subsidiaries, except pursuant to existing tolling agreements or consignment relationships between any of the Acquired Companies and its customers that are set forth on Schedule 6.1(c);
(i)    amend their Organizational Documents;
(j)    other than as required by existing contractual obligations, or by Law (i) increase the wages, salaries, compensation, severance, pension or other benefits payable to any employee, (ii) award any bonus to any employee, (iii) modify, or enter into any new, employment, deferred compensation or severance agreement or arrangement, or (iv) hire or terminate the employment of any management-level employee, other than termination for cause; provided, however, that notwithstanding the foregoing, the Company may in the Ordinary Course of Business and compliant with Company policy as in effect on the date hereof, (i) modify the annual level of compensation of any employee of the Company or any employee of any of the Subsidiaries to the extent that the amount of all such modifications do not exceed 2.5% of the employee’s base rate of pay and all such modifications among all employees in the aggregate do not exceed $150,000;
(k)    take any action that would reasonably be expected to result in any Liability or other obligation under the WARN Act or any similar state and local Law;
(l)    adopt or amend in any material respect any Company Benefit Plan, except as required by applicable Law;
(m)    declare, set aside, make or pay any dividend or other distribution in respect of the Equity Interests of Intermediate LLC, the Company or any Subsidiary or repurchase, redeem or otherwise acquire any outstanding Equity Interests of Intermediate LLC, the Company or any of the Subsidiaries; provided, however, that (i) a Subsidiary may take any such actions to the extent that such dividend or other distribution or such repurchase, redemption or other acquisition of outstanding Equity Interests relates solely to the Equity Interests of such Subsidiary that are held by the Company or another Subsidiary, and (ii) Intermediate LLC, the Company and the Subsidiaries shall be permitted to make cash dividends;
(n)    effect any recapitalization, reclassification or like change in the capitalization of Intermediate LLC, the Company or any of the Subsidiaries;
(o)    acquire by merging or consolidating with, or by purchasing a substantial portion of the Equity Interests or assets of, directly or indirectly, any business or any corporation, limited liability company partnership, association or other business organization or division thereof;
(p)    sell, lease, license, encumber, divest, cancel, abandon or allow to lapse or expire, or otherwise transfer or dispose of any material Intellectual Property of the Company or any Subsidiary;
(q)    commence or settle any Legal Proceeding or, other than in the Ordinary Course of Business, cancel or compromise any debt or claim or waive or release any right of Intermediate LLC, the Company or any of the Subsidiaries;
(r)    incur any Indebtedness in excess of $150,000 in the aggregate, provided that any Indebtedness incurred by any Acquired Company must contain provisions that permit its repayment upon the Closing;
(s)    enter into, materially modify or terminate, or waive any material right or remedy under, any Contract that is or would constitute a Material Contract;
(t)    prepare or file any material Tax Return in a manner materially inconsistent with past practice, take any position, make or rescind any material election relating to Taxes (including entity classification elections), settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a material amount of Taxes, or make any material change to any of its methods of Tax accounting from those employed in the preparation of its most recent Tax Return, in each case other than in the Ordinary Course of Business or to the extent required by Law;
(u)    make any material change in the accounting procedures, methods, practices or policies applied in the preparation of the Audited Financial Statements;
(v)    fail to take any action set forth on Schedule 6.1(q); or
(w)    agree, whether in writing or otherwise, to do any of the actions set forth in the foregoing Sections 6.1(a) through 6.1(q).
6.2.    Access to Information.
(i)    From the date hereof until the earlier of the termination of this Agreement and the Closing, Intermediate LLC, the Company and the Subsidiaries shall afford to Buyer and its accountants, counsel and other representatives reasonable access, upon reasonable notice and only during normal business hours, to properties (excluding the Company Property, access to which is addressed in clause (b), below), books, Contracts and records of Intermediate LLC, the Company and the Subsidiaries. The Acquired Companies shall afford to Buyer access to their customers for Customer Interviews, as and to the extent provided in the final sentence of this Section 6.2(a). From and after the Cut Bait Time, the Acquired Companies shall use commercially reasonable efforts to facilitate Buyer’s access to their customers and suppliers (it being understood that the Acquired Companies cannot compel such customers and suppliers to participate in any discussions with Buyer): (i) with respect to customers set forth on Schedule 6.2(a)(i) (“Specified Customers”), as requested by Buyer, provided that the Acquired Companies shall have the right to have a representative participate in any call between Buyer and such Specified Customers and Buyer shall not discuss any topics, other than those set forth on Schedule 6.2(a)(ii) (the “Specified Categories”) with such Specified Customers, without the Company’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (ii) with respect to any customers or suppliers other than the Specified Customers, only with the prior consent of the Company’s Chief Executive Officer (not to be unreasonably withheld, conditioned or delayed). Notwithstanding any of the foregoing, (A) from and after the Cut Bait Time, Buyer may communicate with any customers or suppliers who contact Buyer on their own initiative, so long as Buyer (1) uses reasonable efforts to allow a representative of the Company to participate in calls with such customers or suppliers, and (2) does not affirmatively raise topics not included in the Specified Categories during such communications; and (B) the restrictions on customer and supplier contact in this Section 6.2(a) do not apply to contact with customers, suppliers or other business relations of Buyer or any of its Affiliates relating solely to the conduct of Buyer’s business. In connection with any access provided pursuant to this Section 6.2(a), Buyer and its accountants, counsel and other representatives shall use their commercially reasonable efforts to cooperate with the Company and its representatives to minimize undue disruption to the normal operations of Intermediate LLC, the Company and the Subsidiaries resulting from such access. Furthermore, notwithstanding anything to the contrary in this Section 6.2(a), prior to Closing, (x) Buyer shall not have access to individual medical histories (including any protected health information) or other information the disclosure of which, in the Company’s reasonable opinion, would violate applicable Law or could reasonably be expected to subject Intermediate LLC, the Company or the Subsidiaries to risk of Liability, (y) Buyer shall not be entitled to conduct any invasive sampling or testing with respect to the properties of any Person without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), and (z) nothing herein shall require Seller, Intermediate LLC, the Company or any of its Subsidiaries to furnish to Buyer or provide Buyer with access to information that legal counsel for Seller, Intermediate LLC, the Company or any of its Subsidiaries reasonably conclude may give rise to a violation of antitrust or competition Laws or that is subject to attorney-client privilege. Seller, Argotec Holdings and the Acquired Companies shall use their reasonable best efforts to provide Buyer with the opportunity to conduct interviews with five of the Specified Customers and may only ask such customers the questions within the Specified Categories (each such interview, a “Customer Interview”) in each case at times reasonably convenient for Buyer and in no event later than 5:00 p.m. New York City Time on Monday, September 21, 2015.
(j)    Access to Company Property.
(i)    From the date hereof through Closing, subject to any confidentiality provisions contained herein, the acquisition of any prior consent required by the fee owner of any Company Property and the terms of the leases for the Company Property, Company will permit Buyer full access to the Company Property, upon reasonable prior notice, during business hours or at such other times as the Company shall find satisfactory; provided, however, that neither Buyer nor any representative or agent of Buyer shall be permitted to perform any invasive environmental investigation, including soil or groundwater sampling without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed) (the “Real Property Access”). With regard to any Real Property Access, Buyer shall conduct all audits, examinations and inspections of the Company Property in a manner that will not materially harm or damage the Company Property and in compliance with applicable Law. Buyer shall restore the Company Property to its condition prior to any such audits, examinations or inspections promptly after conducting the same, and repair promptly any damage to the Company Property caused by Buyer or any representative or agent of Buyer. With respect to any invasive environmental investigation, Buyer will: (i) submit to Seller for its approval a work plan that generally describes the type and extent of such planned investigation and (ii) obtain, and maintain, for so long as Buyer intends to enter upon the Company Property, insurance coverage demonstrating that Buyer or its representatives who will conduct such investigation have appropriate insurance coverage for the type of investigation proposed by Buyer with minimum limits of $1,000,000.00 for each type of coverage, naming Seller as an additional insured under all such coverage, and furnishing Seller with additional insured endorsements and certificates evidencing such coverage prior to conducting any investigation. Seller will have the right, but not the obligation, to accompany Buyer during such investigation. Notwithstanding anything to the contrary in this Agreement, Buyer agrees to indemnify and hold Seller harmless from any and all damages to property of the Acquired Companies (or injuries to any employees of the Acquired Companies) caused by Buyer during Buyer’s invasive environmental investigation on any property of the Acquired Companies pursuant to this Section 6.2. The provisions of this Section 6.2(b) shall survive any pre-Closing termination of this Agreement, but shall terminate at Closing.
6.3.    Notification. Prior to the Closing, Seller shall promptly notify Buyer in writing of any event, condition, fact or circumstance (a) that would make the timely satisfaction of any of the conditions set forth in Article IX impossible or unlikely, (b) which, if existing or occurring prior to the date of this Agreement, would have been required to be set forth in the Company Disclosure Schedule, or (c) which would have been required to be set forth in the Company Disclosure Schedule hereto if the Knowledge of the Company on the Closing Date were the Knowledge of the Company on the date hereof (such notification, a “Disclosure Schedule Supplement”). No Disclosure Schedule Supplement shall be deemed to supplement or amend the Company Disclosure Schedule in any respect, including for the purpose of (i) determining the accuracy of any of the representations and warranties set forth in Article III and Article IV of this Agreement (except that the representations and warranties set forth in Article III and Article IV of this Agreement shall be deemed amended by a Disclosure Schedule Supplement solely for purposes of determining the right of the Buyer Indemnified Parties to indemnification under Article XI in the event that (A) the facts disclosed in such Disclosure Schedule Supplement (and the matters that caused such facts) arose after the date hereof, (B) the facts set forth in such Disclosure Schedule Supplement give rise to a termination right in favor of Buyer pursuant to Section 10.1(a)(iii) relating to a breach of a representation or warranty by the Company that arose after the date hereof and such Disclosure Schedule Supplement is accompanied by written notice from Seller that the facts set forth in the Disclosure Schedule Supplement give rise to a termination right in favor of Buyer pursuant to Section 10.1 and provides the same level of specificity with respect to the facts described therein as the Disclosure Schedules dated the date hereof (such notice, a “Termination Right Notice”), (C) Buyer has at least five Business Days after the date such Disclosure Schedule Supplement is received to terminate this Agreement pursuant to Section 10.1(a)(iii), (D) from and after the delivery of such Disclosure Schedule Supplement, Seller, Argotec Holdings and the Acquired Companies provide to Buyer any access to any of them or their personnel or representatives requested by Buyer in connection with such Disclosure Schedule Supplement, (E) Seller shall have conducted good faith negotiations regarding a Purchase Price adjustment relating to such Disclosure Schedule Supplement during such five (5) Business Day period and (F) Buyer does not terminate this Agreement; or (ii) determining whether any of the conditions set forth in Article IX.
6.4.    Financial Information; Cooperation. The Acquired Companies shall use their diligent reasonable efforts to (a) promptly prepare the unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2015 and the related consolidated statements of income and cash flows of the Acquired Companies for the trailing twelve months then ended in accordance with GAAP consistently applied; (b) deliver a copy of such financial statements to Buyer promptly following completion of such financial statements and in any event no later than five (5) days prior to the Closing Date; (c) provide “Monthly Financial Statements” regarding the Acquired Companies as the same is regularly prepared for the Company’s board of directors in the Ordinary Course of Business; and (d) at Buyer’s expense, cooperate in the preparation of pro forma and interim financial information for filing with, and request and obtain the consent of the Acquired Companies’ independent auditor for use of their reports in, any applicable Securities and Exchange Commission filings of Buyer and its Affiliates. Seller and the Acquired Companies shall provide such other reasonable cooperation to Buyer as Buyer, at Buyer’s expense, may request in connection with the preparation by Buyer of financial and other reporting materials. From the date hereof until Closing, Seller and the Acquired Companies shall provide commercially reasonable assistance to Buyer, at Buyer’s expense, with respect to the efforts of Buyer and its Affiliates to obtain financing.
ARTICLE VII
OTHER COVENANTS
7.1.    Confidentiality. Buyer acknowledges that the information being provided to it in connection with the consummation of the Transaction is subject to the terms of the non-disclosure agreement between Buyer and the Company dated January 22, 2015 (the “Non-Disclosure Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Non-Disclosure Agreement shall terminate and be of no further force or effect.
7.2.    WARN Act. Seller agrees to provide, and shall cause Intermediate LLC, the Company and the Subsidiaries (as applicable), to provide, any required notice under and to otherwise comply with, and to retain and be liable for all Liabilities relating to, the entire or partial closure or cessation of operations at, or reduction in workforce at, any facility, location or other site of employment of Seller, Intermediate LLC, the Company and the Subsidiaries at any time prior to the Closing Date (it being understood and agreed that Seller is not making any representation in this Section 7.2 with respect to its compliance with the WARN Act with respect to periods prior to the date hereof), including such facilities in Massachusetts, and further including, any Liabilities under the WARN Act and any similar state and local Law. Buyer shall be liable for any Liabilities under the WARN Act or any other Law respecting reductions in force or the impact on employees of plant closings or sales of businesses for any actions taken by Buyer or any of its Affiliates after the Closing Date.
7.3.    Comparability of Employee Benefits. For a period of 12 months following the Closing Date, Buyer shall provide or shall cause Intermediate LLC, the Company and the Subsidiaries to provide, all individuals who are employees of the Company and the Subsidiaries at the Closing Date (the “Assumed Employees”), while they remain employees of the Company, any Subsidiary or Buyer, with base compensation that is not less than that in effect immediately prior to the Closing Date and employee benefits that are at least as favorable in the aggregate to those in effect immediately prior to the Closing Date (other than any equity compensation arrangements and special bonus arrangements, including transaction bonus arrangements) (it being understood and agreed that Buyer may move Assumed Employees to the employee benefit plans of Buyer or any of its Affiliates if doing so otherwise complies with Buyer’s obligations under this sentence). Buyer shall or shall cause Intermediate LLC, the Company and the Subsidiaries to recognize all accrued but unused vacation and sick pay of the Assumed Employees as of the Closing Date. Following the Closing Date, each Assumed Employee shall receive full service credit for all service with the Company and its Subsidiaries for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for employment, PTO (paid time off) and employee benefit plan purposes, if applicable. Buyer shall provide Assumed Employees with full credit under Buyer’s health and welfare plans applicable to each Assumed Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing. Buyer shall waive all limitations as to pre-existing conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Assumed Employees and their eligible dependents under any health and welfare plan that such employees may be eligible to participate in after the Closing Date. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any Assumed Employee. This Section 7.3 is for the benefit of Buyer and Seller to this Agreement only and shall not be construed to grant any rights, as a third party beneficiary or otherwise, to any Person who is not a party to this Agreement or to any Assumed Employee, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of Intermediate LLC, the Company, the Subsidiaries or Buyer to amend, modify or terminate any such employee benefit plan. Notwithstanding any of the foregoing, nothing in this Section 7.3 shall require Buyer, Intermediate LLC, the Company or any Subsidiary to continue the employment of any Assumed Employee for any period of time after the Closing. This Section 7.3 does not override the required implementation and application of the Patient Protection and Affordable Care Act.
7.4.    Indemnification, Exculpation and Insurance.
(d)    For the six (6) year period commencing immediately after the Closing Date, Buyer shall cause each of Intermediate LLC, the Company, the Subsidiaries and any of their successors or assigns to, indemnify, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors, managers or officers of such entities (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of Seller, Intermediate LLC, the Company or any of the Subsidiaries at any time prior to the Closing Date. Buyer agrees, for and on behalf of itself, Intermediate LLC, the Company, the Subsidiaries or any of their successors or assigns, that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective Organizational Documents of such entities as now in effect, and any indemnification agreements or arrangements of or on behalf of Intermediate LLC, the Company or any of the Subsidiaries, shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law. In addition, Buyer shall, and shall cause Intermediate LLC, the Company, or the Subsidiaries, as applicable, to pay any expenses of any Indemnitee under this Section 7.4, as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by Intermediate LLC, the Company or any of its Subsidiaries.
(e)    Buyer, for the six year period after the Closing Date, shall cause the Organizational Documents of Intermediate LLC, the Company and the Subsidiaries to contain provisions no less favorable to the Indemnitees with respect to limitation of certain liabilities of directors, managers, officers, employees and agents and indemnification than are set forth as of the date of this Agreement in such Organizational Documents, which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.
(f)    Each of Buyer, Intermediate LLC, the Company, the Subsidiaries and the Indemnitee shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any Action as may be reasonably requested in connection therewith.
(g)    Prior to Closing, the Acquired Companies shall purchase a fully prepaid directors’ and officers’ liability insurance “tail” or “runoff” insurance program with respect to acts or omissions occurring prior to the Closing Date (such coverage to be on terms and conditions and for an amount not materially less favorable to the Acquired Companies’ directors, managers and officers currently covered by such insurance than those of such policy in effect on the date hereof).
(h)    The provisions of this Section 7.4: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.
(i)    In the event that Buyer, Intermediate LLC, the Company, any Subsidiary or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer, Intermediate LLC, the Company, and each Subsidiary (as the case may be) shall assume all of the obligations thereof set forth in this Section 7.4.
(j)    The obligations of Buyer, Intermediate LLC, the Company, each Subsidiary or any of their successors or assigns under this Section 7.4 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 7.4 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 7.4 applies shall be third party beneficiaries of this Section 7.4).
(k)    Notwithstanding anything contained herein to the contrary, this Section 7.4 shall not override or otherwise impair a Buyer Indemnified Party’s right to seek indemnification in accordance with Article XI, and, if any Buyer Indemnified Party shall be entitled to indemnification under Article XI (without regard to the limitations contained in Article XI) with respect to the same matter, no Indemnitee will be entitled to be exculpated, indemnified or reimbursed, or receive advancement of any expenses, under the Organizational Documents of Intermediate LLC, the Company, the Subsidiaries or Buyer, this Agreement or otherwise, with respect to such matter.
7.5.    Communications With Employees. Prior to Closing, no officer, director, employee, agent or representative of any member of any Acquired Company, Seller, Argotec Holdings, or Ultimate Equity Holder shall make any communication to any employees of any Acquired Company regarding any compensation or benefits to be provided after the Closing (except severance) or any other matter with respect to the terms of the transactions contemplated by this Agreement or relating to any post-Closing matter without the advance written approval of Buyer.
7.6.    Specified Annual Bonus Amounts.
(h)    Seller shall deliver to Buyer, no later than four (4) Business Days prior to Closing, an updated version of Schedule 1.1(a)(ii) for purposes of reflecting a more accurate estimate of the pro rata amount of bonuses that would be payable to the Assumed Employees for fiscal year 2015 if the Company’s and its Subsidiaries’ performance through the Closing Date (but excluding the effect of the Transaction) were continued for the balance of fiscal year 2015. Subject to Buyer’s approval of such updated Schedule (not to be unreasonably withheld, conditioned or delayed), such updated Schedule 1.1(a)(ii) shall replace the Schedule 1.1(a)(ii) attached hereto as of the date of this Agreement and such updated Schedule 1.1(a)(ii) shall be deemed to be Schedule 1.1(a)(ii) hereto for all purposes hereunder.
(i)    In the event that an Assumed Employee listed on Schedule 1.1(a)(ii) is paid either (i) no annual bonus for fiscal year 2015 or (ii) an annual bonus for fiscal year 2015 in an amount less than the Specified Annual Bonus Amount for such Assumed Employee, Buyer shall, or shall cause the Company to, refund to Seller an amount equal to the difference between (A) the Specified Annual Bonus Amount for such Assumed Employee and (B) (1) the amount of the annual bonus actually paid to such Assumed Employee for fiscal year 2015, if any (such an amount with respect to such Assumed Employee, the “Actual Annual Bonus Amount”), plus (2) the amount of the employer portion of any Taxes associated with the payment of the Actual Annual Bonus Amount, if any. Buyer shall, or shall cause the Company to, refund all amounts payable to Seller pursuant to this Section 7.6(b) promptly, and in any event within thirty (30) days, following the Buyer’s and the Company’s payment of the Actual Annual Bonus Amounts for all of the Assumed Employees listed on Schedule 1.1(a)(ii); provided, that in no event shall such payments be made later than March 31, 2016. Any refund payments required to be made pursuant to this Section 7.6(b) shall be made by wire transfer of immediately available funds to an account designated in writing by Seller.
ARTICLE VIII
COVENANTS OF THE PARTIES
8.1.    Regulatory Approvals.
(c)    Each of the Parties shall cooperate with one another and use its reasonable best efforts to prepare all necessary documentation (including furnishing all information required under the HSR Act or Other Antitrust Laws) to effect promptly all necessary filings and to obtain all consents, waivers and approvals necessary to consummate the transactions contemplated by this Agreement. Each of Seller and Buyer shall provide to the other copies of all correspondence between it (or its advisors) and any Governmental Antitrust Entity relating to the Transaction or any of the matters described in this Section 8.1. Each of Seller and Buyer shall promptly inform the other of any oral communication with, and provide copies of written communications with any Governmental Entity regarding any such filings or any such transaction. No Party hereto shall independently participate in any formal meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving Buyer or Seller, as the case may be, prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to applicable Law, Buyer and Seller will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to proceedings under the HSR Act or Other Antitrust Law.
(d)    Without limiting the generality of the undertakings pursuant to this Section 8.1, the Parties hereto shall provide or cause to be provided as promptly as practicable to any Governmental Antitrust Entity information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the Transaction, including filing any notification and report form and related material required under the HSR Act as promptly as practicable and in no event later than (i) five (5) Business Days after the date hereof for filings required under the HSR Act (which shall include a request for early termination of the applicable waiting period under the HSR Act) and (ii) fifteen (15) Business Days after the date hereof for filings under any Other Antitrust Law, and thereafter to respond promptly to any request for additional information or documentary material that may be made and use reasonable best efforts to obtain early termination of the waiting period under the HSR Act or any Other Antitrust Law. Fees associated with filings required by the HSR Act shall be borne 50% by Buyer and 50% by Seller.
(e)    Each of the Parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Antitrust Entity with respect to the Transaction under the HSR Act and any Other Antitrust Law. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be construed to require, Buyer to proffer to, or agree to, sell, license or dispose of or hold separate and agree to sell, license or dispose of before or after the Closing, any assets, businesses, or interest in any assets or businesses of Buyer, any of the Acquired Companies or any of its or their respective Affiliates (or to consent to any sale, license, or disposition, or agreement to sell, license or dispose of, by any Acquired Company, any of their assets or businesses) or to agree to any changes or restrictions in the operations of any such assets or businesses or commence or participate in any litigation, offer or grant any accommodation or undertake any obligation or liability; and Seller, Argotec Holdings and the Acquired Companies shall not take or agree to take on any such action without Buyer’s prior written consent.
(f)    Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Antitrust Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Antitrust Entity entering an Order prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) delay in any material respect or prevent the consummation of the transactions contemplated hereby.
8.2.    Consents. Buyer acknowledges that certain consents, approvals and waivers with respect to the Transaction may be required from third parties, including Governmental Entities and parties to Contracts. Buyer further acknowledges that such consents, approvals and waivers have not been obtained and that certain of such notices and applications may not have been filed, in each case as of the date hereof. Prior to the Closing, subject to Section 8.1, Buyer shall cooperate with Intermediate LLC and the Company in any reasonable manner in connection with Intermediate LLC or the Company seeking or obtaining any such consents, approvals and waivers and filing any such notices or applications. Any fees or consideration paid to any third party from whom consent or approval is requested or required, except to the extent otherwise provided herein, shall be paid fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by Seller, on the other hand. None of Seller, Argotec Holdings or any of the Acquired Companies shall agree to make any concession with respect to obtaining a consent, approval or waiver without the prior written consent of the Buyer.
8.3.    Fulfillment of Closing Conditions. At and prior to the Closing, each Party shall use commercially reasonable efforts to fulfill, and shall cooperate with each other to fulfill, as soon as practicable the conditions specified in Article IX to the extent that the fulfillment of such conditions is within its or his control. In connection with the foregoing, each Party will (a) refrain from any actions that would cause it to be unable to deliver the certificates required pursuant to Sections 9.2(e) or 9.3(c), (b) execute and deliver the applicable agreements and other documents referred to in Article IX, (c) comply with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals, and make any notice or application filings, in each case as required under any Laws, Contracts or otherwise, including any Required Consents, and (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby.
8.4.    Public Announcements. During the 12 months following the Closing Date, none of Argotec Holdings, Seller, the Acquired Companies or Buyer, or any of their respective Affiliates, shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, without the approval of Buyer and Seller (such approval not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the party required to make the release or announcement shall allow Seller or Buyer, as applicable, reasonable time to comment on such release or announcement in advance of such issuance. For the avoidance of doubt, no communication or disclosure shall be made by Argotec Holdings, Seller, the Acquired Companies or Buyer, or any of their respective Affiliates, to any third party or any officer, director, advisor or employee (other than on a need to know basis) unless and until the Cut Bait Time shall have been reached without termination of this Agreement and a public announcement has been made by Buyer in respect of this Agreement or the transactions contemplated hereby.
8.5.    Tax Matters.
(j)    Tax Returns for Periods Ending on or Before the Closing Date. Seller, at its own expense, shall prepare or cause to be prepared (in a manner consistent with prior practice) all income Tax Returns for Intermediate LLC, the Company and the Subsidiaries for all periods ending on or prior to the Closing Date. Intermediate LLC, the Company and the Subsidiaries shall timely file such income Tax Returns as so prepared.
(k)    Tax Returns for Periods Beginning on or Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any income Tax Returns of Intermediate LLC, the Company and the Subsidiaries for Tax periods which begin on or before the Closing Date and end after the Closing Date (“Straddle Periods”). Buyer shall permit Seller to review and comment on such income Tax Returns prior to filing and shall not file such Tax Returns without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of Section 11.2(a)(vii), the amount of Taxes attributable to the portion of a Straddle Period through the end of the Closing Date, in the case of any Taxes that are imposed on a periodic basis and are not based upon or related to income or receipts or expenses, shall be deemed to be the amount of Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. In the case of all Straddle Period Taxes not described in the preceding sentence, the portion of the Taxes associated with the portion of a Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the portion of the period ending on the Closing Date and the portion of the period beginning after the Closing Date in proportion to the number of days in each such period.
(l)    Amended Tax Returns. Buyer shall not, nor shall it permit or cause any of its Affiliates, Intermediate LLC, the Company, or any of the Subsidiaries to, amend, file, refile, revoke or otherwise modify any Tax Return or Tax election of Intermediate LLC, the Company or any of the Subsidiaries with respect to Tax periods that begin prior to the Closing Date without consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
(m)    Cooperation on Tax Matters. Buyer and Seller shall and shall cause their Affiliates to, cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of any Tax Returns (including the completion of any IRS Forms 5471) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include (i) the retention and (upon the other’s request) the provision of records and information which are reasonably relevant to any Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; (ii) assistance to the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with this Section 8.5 and in connection therewith, providing the other party with any necessary powers of attorney; and (iii) cooperating fully in preparing for and defending any audits of, or disputes with Taxing Authorities regarding, any Tax Returns of the Company and each Subsidiary.
(n)    Transfer Taxes. All transfer (including real property transfer and equity interest transfer), documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid 50% by Buyer and 50% by Seller when due. All necessary Tax Returns and other documentation with respect to such Taxes will be prepared and filed by the party required to file such Tax Returns under applicable Law.
(o)    Tax Refunds. Any Tax refunds (and interest, if any, thereon) or benefit of crediting an overpayment or over-accrual of Taxes (and interest, if any, thereon) that are received by or credited to Buyer, Intermediate LLC, the Company, or any of the Subsidiaries, with respect to a taxable period or portion of the Straddle Period ending on or before the Closing Date shall be for the account of Seller, and Buyer shall pay or cause to be paid over to Seller any such refund or benefit of crediting of an overpayment (and any interest with respect thereto); provided that such refund or benefit of crediting an overpayment is not reflected in and taken into account as a Current Asset in the calculation of Working Capital. Such payment shall be paid over to Seller within sixty (60) Business Days after receipt or benefit thereof. For the avoidance of doubt, all Tax refunds (and interest, if any, thereon) or benefit of crediting an overpayment or over-accrual of Taxes (and interest, if any, thereon) with respect to a taxable period or portion of the Straddle Period that begins on or after the day after the Closing Date shall be for the account of the Buyer, Intermediate LLC, the Company or any of the Subsidiaries.
(p)    Deductions. Buyer and Seller agree that payments made with respect to Indebtedness of Intermediate LLC or the Company, Seller Transaction Expenses and Transaction Bonus Amounts, to the extent such payments give rise to Tax deductions, Tax Losses, and Tax credits or otherwise may offset taxable income or Tax under applicable Law, shall, to the extent permitted by applicable Law, be considered to arise in the taxable period of Seller that ends on December 31, 2015, and shall be claimed by Seller in such period, and provisions of this Agreement shall be interpreted and applied in a manner consistent therewith.
(q)    No Closing Date Tax Actions. Neither Buyer nor its Affiliates (including Intermediate LLC, the Company and the Subsidiaries after the Closing) shall cause to be made any extraordinary transaction or event on the Closing Date that could result in any increased Tax Liability for which Seller would be responsible (through payment, indemnification pursuant to this Agreement, or otherwise); provided, however, that Buyer, at its sole discretion, shall be permitted to make elections under Section 338(g) of the Code with respect to Argotec Asia and Argotec GmbH.
(r)    Tax Mitigation. The Parties agree to use reasonable efforts to obtain any certificate or other document from any Person or take such other actions as may be necessary to mitigate, reduce or eliminate any Tax that could otherwise be imposed with respect to a taxable period or portion of the Straddle Period ending on or before the Closing Date.
(s)    Responsibility for Post-Closing Taxes. Buyer shall be responsible for all Taxes of Intermediate LLC, the Company and all Subsidiaries that are attributable to the portion of the Straddle Period that begins the day after Closing, and all Tax periods that begin after the Closing.
8.6.    Certain Restrictive Covenants. During the period from the date hereof through the date that is three (3) years following the Closing Date (the “Restricted Period”), Seller, Argotec Holdings and each of the Persons identified on Schedule 8.6 (each, a “Restricted Party” and together, the “Restricted Parties”) shall not, directly or indirectly, as agent, employee, consultant, distributor, representative, stockholder, manager, partner or in any other capacity:
(a)    employ or engage, or recruit or solicit for employment or engagement (as a consultant or otherwise) any management employee of the Company or any of the Subsidiaries (provided that the solicitation or hiring of such employees (i) through the use of general solicitations, including through media advertisements, job boards or employment search firms in the ordinary course of business that are not targeted at such employees, or (ii) if such employee has ceased to be employed or retained by the Company or its Subsidiaries for at least six (6) months prior to such solicitation or hiring, shall be deemed not to violate the foregoing provisions); or
(b)    make (or cause to be made) to any Person any disparaging or derogatory or otherwise negative or false comments or statements concerning the Company, the Subsidiaries or Buyer, or any of their respective officers, directors, managers, employees, partners, shareholders or agents (or any of their products or services or respective business reputation or personal reputation).
The period of time during which the restrictions set forth in this Section 8.6 will be in effect will be extended for a given Restricted Party by the length of time during which such Restricted Party is in breach of the terms of those provisions as determined by any court of competent jurisdiction.
8.7.    Restrictions on Competition and Interference. During the period from the date hereof through the date that is four (4) years after the Closing Date, none of the Restricted Parties shall, directly or indirectly, through any Affiliate or any of their officers, directors, agents or otherwise:
(i)    interfere or attempt to interfere with the relationship of the Company, its Subsidiaries, Buyer or any of their respective Affiliates with any Specified Business Contact, or encourage, induce, attempt to induce, solicit or attempt to solicit (on his, her or its own behalf or on behalf of any other Person) any Specified Business Contact to terminate or adversely modify its business relationship with the Company or its Subsidiaries; or
(j)    in the Restricted Area, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that engages in the Business (a “Restricted Business”); provided, however, that the restrictions contained in this Section 8.7 shall not restrict the acquisition of less than 5% of the outstanding Equity Interests of any publicly traded company engaged in a Restricted Business; provided further, however, that the restrictions contained in this Section 8.7(b) shall not prohibit or limit any Person listed on Schedule 8.6 who is employed by Buyer, the Company or any Subsidiary following the Closing from performing his or her duties as an employee of Buyer or the Acquired Companies. As used herein, “Restricted Area” shall mean the entire world.
(k)    For purposes of this Agreement, “Specified Business Contact” shall mean any Person that has, or at any time during the twelve (12) month period prior to the Closing had, a business relationship with the Company or any of its Subsidiaries (or as to whom Seller, Argotec Holdings or a Person listed on Schedule 8.6 obtains or obtained confidential information concerning the business relationship or potential business relationship between such Person and the Company, its Subsidiaries, Buyer or any of their respective Affiliates).
(l)    The period of time during which the restrictions set forth in this Section 8.7 will be in effect will be extended for a given Restricted Party by the length of time during which such Restricted Party is in breach of the terms of those provisions as determined by any court of competent jurisdiction.
(m)    The Parties acknowledge and agree that the restrictions contained in Sections 8.6 and 8.7 are reasonable (including as to scope, time and area), not unduly restrictive of each applicable Restricted Party’s rights, supported by adequate consideration and necessary protection of the immediate interests of Buyer, and any violation of these restrictions may cause immediate and irreparable injury to Buyer for which there may be no adequate monetary damages. In addition, the Parties acknowledge and agree that the restrictions contained in Sections 8.6 and 8.7 are essential elements of this Agreement and that but for these restrictions, Buyer would not have agreed to enter into this Agreement and the transactions contemplated hereby, and each Restricted Party agrees not to challenge the validity or importance of such restrictions. If any court determines that any provision of Section 8.6 or 8.7 is unenforceable, such court will have the power, and is hereby requested in such event, to reduce the duration or scope of such provision, as the case may be, or terminate such provision until, in such reduced form, such provision shall be enforceable. It is the intention of the parties hereto that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of Sections 8.6 and 8.7 in the jurisdiction of the court that has made the adjudication.
8.8.    Exclusivity. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 10.1, Seller, Intermediate LLC, the Company, Argotec Holdings and the Ultimate Equity Holders shall not, and shall direct their managers, officers, employees, investment bankers and other Affiliates and representatives not to, (i) solicit, initiate or knowingly encourage the initiation of any inquiry, proposal, or offer concerning any acquisition (of assets or Equity Interests), equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, equity exchange, sale of Equity Interests, sale of assets or similar business transaction involving the Company or any of its Subsidiaries (a “Sale Transaction”) or (ii) participate in any discussions or negotiations with any third party regarding, or furnish to any third party any information in connection with, any Sale Transaction. If Seller, any Acquired Company, Argotec Holdings or any Ultimate Equity Holder receives any offer, proposal or inquiry with respect to a Sale Transaction, they shall promptly inform Buyer of such offer, proposal or inquiry by written notice (such notice to include all material details of such offer, proposal or inquiry).
8.9.    Business Confidential Information. Seller, Argotec Holdings and each Ultimate Equity Holder understands and acknowledges that such Person has had access to and has learned (i) information proprietary to Intermediate LLC, the Company and the Subsidiaries, including Intellectual Property and Technology, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business plans and all other confidential information with respect to the business of the Company and its Subsidiaries, (ii) other confidential or proprietary information of Intermediate LLC, the Company and its Subsidiaries obtained by such Person prior to the Closing, including the terms of this Agreement and the other agreements contemplated hereby, and (iii) other confidential or proprietary information of Intermediate LLC, the Company, the Subsidiaries, Buyer or their respective Affiliates obtained by such Person pursuant to the terms of this Agreement and the other agreements contemplated hereby (collectively, the “Business Confidential Information”).  Seller, Argotec Holdings and each Ultimate Equity Holder hereby agrees that, upon the terms and subject to the conditions set forth herein, until the five (5) year anniversary of the Closing Date, such Person (i) will keep confidential all Business Confidential Information, and (ii) will not, directly or indirectly, disclose any Business Confidential Information to any third party (including, in the case of the Wind Point Equity Holders, any of their respective portfolio companies) or use any Business Confidential Information in any way, in each case other than (in the case of any Ultimate Equity Holder that is an Assumed Employee) for the benefit of Buyer, the Company or the Subsidiaries in performance of such Person’s duties as an officer or employee of Buyer, the Company or a Subsidiary.  The restrictions contained in this Section 8.9 shall not apply to any information which (x) is at the Closing Date or thereafter becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by Seller, Argotec Holdings or any Ultimate Equity Holder in violation of this Agreement or a breach by any other Person of any legal or contractual obligation known to Seller, Argotec Holdings or any Ultimate Equity Holder, (y) is required to be disclosed by applicable Law, provided, that, in such event, Seller, Argotec Holdings or the applicable Ultimate Equity Holder (as applicable) shall use reasonable efforts to give reasonable advance notice of such requirement to Buyer to enable Buyer or any of the Company or its Subsidiaries to seek a protective order or other appropriate remedy with respect to such permitted disclosure, or (z) becomes available to Seller, Argotec Holdings or any Ultimate Equity Holder on a non-confidential basis from a source other than the Company or its Subsidiaries, provided that such source is not known to Seller, Argotec Holdings or such Ultimate Equity Holder (as applicable) to be bound by a confidentiality agreement to the Company or any of its Subsidiaries.
8.10.    Related Party Accounts and Agreements. On or before the Closing Date, the Acquired Companies shall: (a) cancel all loans or other accounts between the Company or any of its Subsidiaries, on the one hand, and any Related Person, on the other hand; and (b) take all actions necessary to terminate all rights and obligations under all Contracts (other than as to any restrictive covenants contained therein which bind any current or former owners, officers or employees of the Company or any Subsidiary), business relationships or commitments between the Acquired Companies, on the one hand, and any Related Person, on the other hand (the “Related Party Agreements”). Following the Closing Date, except with respect to any restrictive covenants assigned pursuant to the Master Restrictive Covenant Assignment Agreement, neither the Acquired Companies nor any of their Affiliates (including Buyer and its Affiliates), on the one hand, nor any Seller or any other Related Person, on the other hand, shall have any Liability to the other with respect to any Related Party Agreement (other than any rights to indemnification contemplated by Article XI).
8.11.    Release. In consideration of the benefits derived from Seller receiving the Closing Payment Amount, Seller, Argotec Holdings and each Ultimate Equity Holder, on behalf of itself and its Affiliates (collectively for purposes of this Section 8.11, the “Releasing Parties”) hereby consents to the transactions contemplated under this Agreement and each other agreement, document or instrument referred to in or contemplated by this Agreement. Effective as of the Closing, each of the Releasing Parties hereby irrevocably, unconditionally and completely forever releases, acquits and discharges each of the Releasees (as defined below) from and against any and all Claims (as defined below), whether at law or in equity, that such Releasing Party may have against any of the Releasees, directly or indirectly relating to or arising out of any events, matters, causes, things, acts, omissions or conduct occurring or existing at any time up to and including the Closing Date or relating directly or indirectly to such Releasing Party’s current or former employment or consulting relationship with the Company or its Subsidiaries or current or former status as a manager, director, member, equity holder, option holder, warrant holder or debt holder of the Company or its Subsidiaries; provided, however, that such Releasing Party is not releasing (i) any rights available to it under this Agreement or any agreement entered into by such Releasing Party in connection with the Closing or (ii) if (and only if) a Releasing Party is an officer or director of the Company or any of its Subsidiaries, any claims made under directors’ and officers’ liability insurance policies or any rights to indemnity pursuant to any of the Acquired Companies’ Organizational Documents or (iii) if (and only if) a Releasing Party is an Assumed Employee, any claims for accrued cash compensation and benefits and reimbursement of business expenses in the Ordinary Course of Business. For purposes of this Agreement, (a) “Releasees” means Intermediate LLC, the Company, the Subsidiaries, Buyer, and all of Buyer’s Affiliates, and each of their respective officers, directors, employees, shareholders, members, Affiliates, agents, representatives, successors and assigns, and (b) “Claim” means all past, present and future disputes, claims, controversies, demands, rights, Liabilities and Actions of every kind and nature, including: (i) any unknown, unripe, inchoate, unsuspected or undisclosed claim; and (ii) any claim, right or Action based upon any breach of any express or implied Contract. The Release shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, upon termination of this Agreement for any reason.
8.12.    Requirement to Change Name. Immediately following the Closing, Argotec Holdings shall amend or terminate any certificate of assumed name or d/b/a filings so as to eliminate its right to use the name “Argotec,” or any name that, in the reasonable judgment of Buyer, is similar to any such name, and each Argotec Holdings shall not thereafter use those names or other names acquired by Buyer hereunder or names confusingly similar thereto. Argotec Holdings shall also amend its certificate of formation to change its name to a name not including or similar to any of the names or words “Argotec.”
ARTICLE IX
CONDITIONS TO CLOSING
9.1.    Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Transaction are subject to the satisfaction on or prior to the Closing Date of the following conditions:
(a)    The waiting period applicable to the consummation of the Transaction under the HSR Act and any applicable waiting periods under the Other Antitrust Laws shall have expired or been terminated and all other authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity required to permit the consummation of the Transaction shall have been obtained or made.
(b)    No temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the Transaction shall be in effect. No Law shall have been enacted or shall be deemed applicable to the Transaction which makes the consummation of the Transaction illegal.
9.2.    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Transaction is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:
(l)    (i) Each of the representations and warranties of Seller, Intermediate LLC and the Company set forth in this Agreement (other than the Company Fundamental Representations and other than the representation and warranty set forth in Section 3.8(b)) shall be true and correct at and as of the date hereof and at as of the Closing Date as if made at and as of such date (without giving effect to any Disclosure Schedule Supplement and without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers in such representations and warranties) (except to the extent that such representations and warranties that are made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) except where the failure of such representations and warranties to be true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) each of the Company Fundamental Representations (other than the representation and warranty set forth in Section 3.4) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date (without giving effect to any Disclosure Schedule Supplement), except to the extent that such representations and warranties that are made as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; (iii) the representations and warranties set forth in Section 3.4 shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date (without giving effect to any Disclosure Schedule Supplement), except to the extent that the failure of such representations and warranties to be true and correct in all respects, individual and in the aggregate, has not had and would not reasonably be expected to result in Losses of $500,000 or more; and (iv) the representation and warranty set forth in Section 3.8(b) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date (without giving effect to any Disclosure Schedule Supplement).
(m)    Intermediate LLC and the Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.
(n)    (i) Each of the representations and warranties of Seller concerning Seller or the Transaction set forth in this Agreement (other than the Seller Fundamental Representations) shall be true and correct at and as of the date hereof and at and as of the Closing Date as if made at and as of such date (without giving effect to any Disclosure Schedule Supplement and without giving effect to any “materiality,” “in all material respects,” “Seller Material Adverse Effect” or similar qualifiers in such representations and warranties), (except to the extent that such representations and warranties that are made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) except where the failure of such representations and warranties to be true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect; (ii) each of the Seller Fundamental Representations (other than the representation and warranty set forth in Section 4.4) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date (without giving effect to any Disclosure Schedule Supplement), except to the extent that such representations and warranties that are made as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and (iii) the representation and warranty set forth in Section 4.4 shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date (without giving effect to any Disclosure Schedule Supplement).
(o)    Seller, Argotec Holdings and the Ultimate Equity Holders shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.
(p)    Seller shall have delivered, or caused to be delivered, to Buyer all documents or instruments as provided in Section 2.3(b).
9.3.    Conditions to Obligation of Seller, Intermediate LLC and the Company. The obligation of Seller, Intermediate LLC and the Company to consummate the Transaction is subject to the satisfaction (or waiver by Seller in its sole discretion) of the following further conditions:
(r)    (i) Each of the representations and warranties of Buyer set forth in this Agreement (other than the Buyer Fundamental Representations) shall be true and correct at and as the date hereof and at and as of the Closing Date as if made at and as of such date (without giving effect to any “materiality,” “in all material respects” or similar qualifiers in such representations and warranties), except (A) to the extent that such representations and warranties that are made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date or (B) where the failure of such representations and warranties to be true and correct as of the Closing Date has not had a Buyer Material Adverse Effect; and (ii) each of the Buyer Fundamental Representations shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date.
(s)    Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.
(t)    Buyer shall have delivered, or caused to be delivered, to Seller, Intermediate LLC and the Company all documents or instruments as provided in Section 2.3(c).
ARTICLE X
TERMINATION
10.1.    Termination.
(q)    This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing:
(iv)    by mutual written consent of Buyer and Seller;
(v)    by Buyer or Seller if the Closing does not occur on or before December 31, 2015 (the “Drop Dead Date”); provided that (A) if Seller or the Company has delivered a Termination Right Notice within 5 Business Days of December 31, 2015, the Drop Dead Date shall be extended to the date that is 5 Business Days after the date the Termination Right Notice was received by Buyer and (B) the right to terminate this Agreement under this clause (ii) shall not be available to any Party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;
(vi)    by Buyer if (A) there has been a breach by Seller, Intermediate LLC or the Company of any representation, warranty, covenant or agreement contained in this Agreement or the Company Disclosure Schedule or if any representation or warranty of Seller, Intermediate LLC or the Company shall have become untrue, in either case without giving effect to any Disclosure Schedule Supplement and such that the conditions set forth in Sections 9.2(a), (b), (c), or (d) would not be satisfied, and (B) such breach is not curable or, if capable of being cured, is not cured within ten (10) days of Buyer providing notice of such breach to Seller;
(vii)    by Seller if (A) there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Buyer shall have become untrue and such that the conditions set forth in Sections 9.3(a) or (b) would not be satisfied, and (B) such breach is not curable or, if capable of being cured, is not cured within ten (10) days of Seller providing notice of such breach to Buyer;
(viii)    by Buyer or Seller if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which Order or other action is final and non-appealable; or
(ix)    by Buyer at any time prior to the Cut Bait Time if (A) any of the Customer Interviews has not occurred or (B) Buyer (in its sole discretion) is not satisfied with the results of any Customer Interviews.
(r)    The Party desiring to terminate this Agreement pursuant to clause (ii), (iii), (iv) or (v) shall give written notice of such termination to the other Parties hereto.
10.2.    Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no Liability or obligation on the part of Buyer, Seller or the Company or their respective officers, directors, shareholders or Affiliates, except as set forth in Section 10.3; provided that the provisions of Sections 7.1 (Confidentiality), 8.4 (Public Announcements) and 10.3 (Remedies) and Article XII of this Agreement shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding the foregoing, if such termination is due to the knowing, material non-fulfillment of any covenant or agreement herein by any Party, such Party shall be fully liable to the other Party hereto for all costs and expenses (including, reasonable attorneys’ fees and expenses) actually incurred in good faith by such other Party in connection with this Agreement and the transactions contemplated hereby and for all damages sustained or incurred by such other Party as a result thereof.
10.3.    Remedies. Any Party terminating this Agreement pursuant to Section 10.1 shall have the right to recover damages sustained by such Party as a result of any willful breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the Party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other Party to terminate this Agreement under Section 10.1.
ARTICLE XI
INDEMNIFICATION
11.1.    Survival of Provisions.
(u)    The representations and warranties of the Parties contained in this Agreement shall survive the Closing until fifteen (15) months following the Closing Date, provided that the Fundamental Representations shall survive the Closing indefinitely, the representations and warranties contained in Section 3.18 (Environmental Matters) shall survive the Closing until three (3) years following the Closing Date, and the Specified Representations shall survive the Closing until the sixtieth (60th) day following the expiration of all applicable statutes of limitations (the “Expiration Date”). The covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their respective terms. Seller’s obligations pursuant to Section 11.2(a)(vii) shall survive the Closing until the sixtieth (60th) day following the expiration of all applicable statutes of limitations.
(v)    Notwithstanding any of the foregoing provisions to the contrary, the obligations for indemnification as provided under Sections 11.2(a)(i), 11.2(a)(ii) and 11.3(a)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice to the indemnifying party in accordance with Section 11.4(a) and (b) before the applicable Expiration Date.

11.2.    Indemnification by Seller.
(t)    Subject to Sections 11.5 and 11.6 hereof, Seller shall, indemnify and hold the Buyer Indemnified Parties harmless from and against any and all Losses (without duplication), and pay to the applicable Buyer Indemnified Parties the amount of, any and all Losses based upon, resulting from or in connection with:
(i)    the failure of any of the representations or warranties made by Seller, Intermediate LLC or the Company in Article III of this Agreement to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;
(ii)    the failure of any of the representations or warranties made by Seller in Article IV of this Agreement to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;
(iii)    the breach of any Pre-Closing Covenant on the part of Intermediate LLC or the Company;
(iv)    the breach of any covenant on the part of Seller;
(v)    any failure to properly calculate the unpaid Seller Transaction Expenses, the Transaction Bonus Amount, the Closing Indebtedness Payoff Amount or the Closing Working Capital;
(vi)    any fraud of Seller, Argotec Holdings or any Ultimate Equity Holder;
(vii)    the non-payment of any Taxes of the Company or the Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (computed in accordance with Sections 8.5(b)); and
(viii)    any breach or violation by any of the Acquired Companies of the Stevens Consent Injunction occurring prior to the Closing.
(u)    Buyer shall use and shall cause its Affiliates to use their respective commercially reasonable efforts to mitigate and otherwise minimize any Loss to the extent required by applicable Law upon and after becoming aware of any event which would reasonably be expected to give rise to Losses that may be indemnifiable under this Section 11.2 (it being understood and agreed that any reasonable out-of-pocket fees, costs or expenses incurred in connection with such mitigation shall themselves constitute Losses, to the extent the Losses mitigated would have been indemnifiable pursuant to this Section 11.2).
11.3.    Indemnification by Buyer.
(c)    Subject to Sections 11.5 and 11.6 hereof, Buyer hereby agrees to indemnify and hold the Seller Indemnified Parties harmless from and against (without duplication), and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, resulting from or in connection with:
(xv)    the failure of any of the representations or warranties made by Buyer in this Agreement to be true and correct in all respects at the date hereof and at and as of the Closing Date;
(xvi)    the breach of any covenant on the part of Buyer; and
(xvii)    any breach on the part of Intermediate LLC, the Company, its Subsidiaries or any of their successors or assigns of any covenant that by its nature is to be performed after Closing.
(d)    Seller shall use and shall cause its Affiliates to use their respective commercially reasonable efforts to mitigate and otherwise minimize any Loss to the extent required by applicable Law upon and after becoming aware of any event which would reasonably be expected to give rise to Losses that may be indemnifiable under this Section 11.3 (it being understood and agreed that any reasonable out-of-pocket fees, costs or expenses incurred in connection with such mitigation shall themselves constitute Losses, to the extent the Losses mitigated would have been indemnifiable pursuant to this Section 11.3).
11.4.    Indemnification Procedures.
(n)    A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to (i) Seller, in respect of a claim for which indemnification is sought under Section 11.2(a), and (ii) Buyer, in respect of a claim for which indemnification is sought under Section 11.3(a), in each case prior to expiration of the applicable survival period for the provision or obligation forming the basis thereof.
(o)    In the event of any Indemnification Claim (including an audit with respect to Taxes), the indemnified party subject to such claim shall promptly cause written notice of the assertion of such Indemnification Claim of which it has knowledge to be forwarded to (i) to Seller, in respect of an Indemnification Claim for which payment may be sought under Section 11.2, and (ii) to Buyer, in respect of an Indemnification Claim for which payment may be sought under Section 11.3. The failure of the indemnified party to give reasonably prompt notice of any such Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is prejudiced as a result of such failure. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate or otherwise deal with any Indemnification Claim which relates to any Losses indemnified by it hereunder. The indemnifying party shall not be entitled to assume control of an Indemnification Claim and the indemnifying party shall pay the reasonable fees and expenses of counsel retained by the indemnified party if (A) the Indemnification Claim relates to or arises in connection with any criminal proceeding, action, indictment or allegation, or (B) the Indemnification Claim seeks injunctive or other equitable relief, or which, if adversely determined, would impair in any material respect the financial condition, business, operations, reputation or prospects of the indemnified party. All expenses (including attorneys’ fees) incurred by the indemnified party in connection with the foregoing shall be paid by the indemnifying party. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it shall within thirty (30) days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so and acknowledge in writing without qualification its indemnification obligation. If the indemnifying party does not elect to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim and its costs of doing so shall constitute Losses for purposes of Section 11.2 or 11.3. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such Person shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party (but subject to Section 11.5 and 11.6) if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Indemnification Claim. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 11.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of Seller or Buyer as applicable (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all Liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of such Person’s willingness to accept the settlement offer and issue a full release of both the indemnifying party and the indemnified party and, subject to the applicable limitations of Sections 11.5 and 11.6, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party at its own expense, and the amount of any ultimate Liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus any other Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Indemnification Claim (but in any case, subject to Sections 11.5 and 11.6).
(p)    After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at an agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.
(q)    Following the determination of any applicable amount that Seller shall be obligated to indemnify pursuant to Section 11.2(a), Seller and Buyer shall, to the extent funds remain in the Escrow Account as of such time, promptly execute a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute to the applicable Buyer Indemnified Party such amount in satisfaction of such obligations.
11.5.    Certain Limitations on Indemnification.
(d)    Notwithstanding the provisions of this Article XI, neither Seller nor Buyer shall have any indemnification obligations for Losses under Section 11.2(a)(i), Section 11.2(a)(ii) or Section 11.3(a)(i), (i) for any individual item, or group of items arising out of the same or series of similar facts, conditions or events, where the aggregate amount of Losses relating thereto is less than the Sub-Basket and where the aggregate amount of Losses relating thereto is equal to or exceeds the Sub-Basket, the Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, shall be entitled to indemnification for the full amount of such individual item (or group of items as set forth above), subject to clause (ii) below, and (ii) unless the aggregate amount of all Losses on a cumulative basis suffered by Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, exceeds the Deductible, and then only to the extent of such excess. In no event shall the aggregate indemnification for which Seller is obligated under Section 11.2(a)(i) and Section 11.2(a)(ii) exceed the Cap, provided that the limitations on indemnification set forth in this Section 11.5(a) shall not apply to Losses based upon or resulting from the failure of any of the Fundamental Representations of the Company or of Seller or the Specified Representations to be true and correct in all respects at and as of the date hereof and as of the Closing Date.
(e)    Notwithstanding anything herein to the contrary, Seller shall not be liable, other than with respect to fraud, for any amount in excess of the Purchase Price. Other than with respect to fraud, the Buyer Indemnified Parties’ first recourse for indemnification by Seller under Section 11.2(a) shall be by application to the Escrow Amount pursuant to the terms of the Escrow Agreement, and thereafter, Buyer shall have recourse, at its sole discretion, to Seller in an amount up to the Cap, provided that to the extent that the Escrow Amount shall have first been exhausted, the foregoing limitation shall not apply to (i) Losses based upon or resulting from the failure of any of the Fundamental Representations of the Company or of Seller or the Specified Representations to be true and correct in all respects as of the date hereof and as of the Closing Date or (ii) claims for indemnification under Sections 11.2(a)(iii) through (viii).
(f)    No Buyer Indemnified Party shall make any claim for indemnification under this Article XI in respect of any amount to extent that it is specifically reflected in and taken into account as a Current Liability in the calculation of Working Capital, including any adjustment to the Purchase Price pursuant to Section 2.6.
11.6.    Calculation of Losses.
(h)    The amount of any Losses for which indemnification is provided under this Article XI shall (i) be net of any Tax benefits actually recognized as a cash reduction in Taxes or by the indemnified party and amounts actually recovered by the indemnified party under insurance policies or otherwise with respect to such Losses (net of any Tax or expenses incurred in connection with such recovery), (ii) be net of any amounts recovered by the indemnified party from Collateral Sources, (iii) take into account all increases in Taxes payable by the indemnified party as a result of the receipt of the indemnity payment, and (iv) to the extent not previously taken into account in computing the amount of the Loss, all increases in Taxes payable by the indemnified party for all affected taxable years and periods as a result of the event giving rise to such Loss. If amounts are recovered from a Collateral Source after an indemnifying party makes a payment to or on behalf of an Indemnified Party pursuant to this Article XI, the net proceeds thereof shall promptly be remitted to the Indemnifying Party that made such payment. The Parties acknowledge and agree that no right of subrogation to any rights of any party hereunder shall accrue or inure to the benefit of any Collateral Source.
(i)    Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any punitive damages of such other Person, except to the extent payable to a third party.
11.7.    Materiality. The Parties hereto hereby acknowledge and agree that, except for the representations set forth in Section 3.8(b), for the purpose of determining the amount of the applicable Losses and for purposes of determining whether a breach has occurred, qualifications as to materiality or material adverse effect (or any similar qualification) in any representation, warranty or covenant set forth herein or in any other document contemplated by this Agreement shall be ignored.
11.8.    Tax Treatment of Indemnification Payments. All payments made pursuant to this Article XI shall be treated as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.
11.9.    Exclusive Remedy. From and after the Closing, other than with respect to any fraud claim, the sole and exclusive monetary remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article XI. In furtherance of the foregoing, the Parties hereby waive, to the fullest extent permitted by applicable Law, other than with respect to any fraud claim, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or Buyer, as the case may be, arising under or based upon any Law to the extent arising out of the transactions contemplated hereby. Notwithstanding the foregoing, this Section 11.9 shall not operate to interfere with or impede the operation of the provisions of Article II concerning the (i) resolution of certain disputes relating to the Purchase Price between the Parties and/or by a Settlement Accountant and (ii) the rights of the parties to seek equitable remedies (including specific performance or injunctive relief).
11.10.    Guarantee of Seller Indemnification Obligations. The Ultimate Equity Holders, severally but not jointly, in accordance with their respective Ownership Percentages, hereby irrevocably and unconditionally guarantee to Buyer, as primary obligors and not merely as sureties, the full and timely payment and performance of Seller’s covenants and agreements in this Article XI (collectively, the “Guaranteed Obligations”). This is a guarantee of payment and performance, and not merely of collection, and each Ultimate Equity Holder acknowledges and agrees that this guarantee is full and unconditional, and no amendment, modification, release or extinguishment of Seller’s obligations or liabilities, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee; provided, however, that a Delay of Payment must have occurred before any Buyer Indemnified Parties may seek to enforce a Guaranteed Obligation against any Ultimate Equity Holder.  Seller and each Ultimate Equity Holder hereby waive, for the benefit of Buyer, (a) any right to require Buyer, as a condition of payment or performance by any Ultimate Equity Holder, to proceed in any Legal Proceeding against Seller or pursue any other remedies whatsoever after a Delay of Payment has occurred and (b) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by any Law that limit the liability of or exonerate guarantors or sureties, other than defense of payment and performance in full of the Guaranteed Obligations. Each of the Ultimate Equity Holders understands that Buyer is relying on this guarantee in entering into this Agreement.  Each Ultimate Equity Holder hereby represents and warrants, on behalf of itself, himself or herself only, that (i) it, he or she has all requisite power and authority or capacity to execute, deliver and perform this Agreement and (ii) this Agreement represents (assuming the valid authorization, execution and delivery of this Agreement by Buyer) the legal, valid and binding obligation of such Ultimate Equity Holder, enforceable against such Ultimate Equity Holder in accordance with its terms. The foregoing representations and warranties of the Ultimate Equity Holders shall survive until the expiration of Seller’s obligations pursuant to Article XI.
ARTICLE XII
MISCELLANEOUS

12.1.    Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile or electronic mail, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
If to Buyer, Parent, Intermediate LLC (after the Closing) or the Company (after the Closing) to:

c/o Schweitzer-Mauduit International, Inc.
100 North Point Center East, Suite 600
Alpharetta, Georgia 30022-8246
Attn: Alfredo Barquin
Email: abarquin@swmintl.com
With required copies (which shall not constitute notice) to:
Schweitzer-Mauduit International, Inc.
100 North Point Center East, Suite 600
Alpharetta, Georgia 30022-8246
Attn: Greer McMullen
Email: abarquin@swmintl.com

and

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attn: Brian Fahrney and Scott Williams
Facsimile: (312) 853-7036
Email: bfahrney@sidley.com and swilliams@sidley.com

If to Seller, Intermediate LLC (prior to the Closing) or the Company (prior to the Closing), to:
Argotec Intermediate Holdings Two LLC
c/o Wind Point Partners
676 N. Michigan Avenue, Suite 3700
Chicago, IL 60611
Attn:    Paul Peterson
Facsimile: 312.255.4820
Email:    ppeterson@wppartners.com

With a required copy (which shall not constitute notice) to:
Pepper Hamilton LLP
19th Floor, High Street Tower
125 High Street
Boston, MA 02110
Attn: Gene T. Barton, Jr.
Facsimile: 866.422.4421
Email: bartong@pepperlaw.com
or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
12.2.    Amendments and Waivers.
(e)    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.
(f)    No failure or delay by any Party in exercising any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
12.3.    Expenses. Except as expressly set forth in this Agreement, Buyer and Seller shall each pay their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and Intermediate LLC and the Company shall not bear any of the fees and expenses in connection with such matter.
12.4.    Successors and Assigns. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.
12.5.    Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
12.6.    Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of any federal or state court located within the County of New Castle, Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any such action, suit or proceeding either in a federal court located within the County of New Castle, Delaware, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any state court located in the County of New Castle, Delaware. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 12.6. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any federal or state court located in the County of New Castle, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
12.7.    Counterparts. This Agreement may be executed in counterparts, and any Party hereto may execute such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when all Parties hereto shall have received a counterpart hereof signed by the other Parties hereto. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.
12.8.    No Third Party Beneficiaries. Except as otherwise provided in Section 7.4 and except for the Seller Indemnified Parties and the Buyer Indemnified Parties (who shall be third-party beneficiaries of Article XI), the representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties and their permitted successors and assigns, and they shall not be construed as conferring any rights or remedies on any Persons other than the Parties and their respective successors and permitted assigns.
12.9.    Entire Agreement. The Transaction Documents and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules, set forth the entire understanding of the Parties hereto with respect to the Transaction. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Non-Disclosure Agreement, which shall continue in full force and effect in accordance with their respective terms.
12.10.    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
12.11.    Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
12.12.    Specific Performance. Each of the Parties agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at Law or equity. In furtherance of and without limiting the foregoing, the Parties acknowledge and agree that, (a) prior to the termination of this Agreement pursuant to Section 10.1, each of Seller and Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by Buyer or Seller, as the case may be, or to enforce specifically the terms and provisions of this Agreement to prevent breaches of, or enforce compliance with, those covenants of Buyer that require Buyer to consummate the transactions contemplated hereby or Seller that require Seller to consummate the transactions contemplated hereby, as the case may be, and (b) from and after the Closing, Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of, or enforce compliance with, those covenants of Seller, Argotec Holdings and the Ultimate Equity Holders set forth in Article VIII that contemplate performance after the Closing.
12.13.    Conflicts and Privilege. Buyer agrees that, notwithstanding any current or prior representation of Intermediate LLC, the Company and the Subsidiaries by Pepper Hamilton LLP (“Pepper”), Pepper shall be allowed to represent Seller or any of its Affiliates in any matters and disputes (or any other matter), including in any matter or dispute adverse to Buyer, Intermediate LLC, the Company or any Subsidiary that relates to this Agreement and the transactions contemplated hereby (a “Dispute”) and Buyer hereby (a) waives any claim it has or may have that Pepper has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agrees that, in the event that a Dispute arises after the Closing between Buyer, Intermediate LLC, the Company or any Subsidiary and Seller or any of its Affiliates, Pepper may represent Seller or any of its Affiliates in such Dispute even though the interests of Seller or its Affiliate may be directly adverse to Buyer, Intermediate LLC, the Company or the Subsidiaries and even though Pepper may have represented Intermediate LLC, the Company or the Subsidiaries in a matter substantially related to such Dispute, or may be handling ongoing matters for the Company or the Subsidiaries; provided, however, that that no such representation shall be a waiver of any attorney-client privilege between Intermediate LLC, the Company or any of its Subsidiaries, on the one hand, and Pepper, on the other hand, and Seller shall cause Pepper acting as its counsel to not take any actions or engage in any representation that would affect or be deemed to be such a waiver. Following the Closing, Buyer agrees that it will not (i) request from Pepper or Seller or (ii) use or intentionally access any of the communications among Pepper, Intermediate LLC, the Company or any Subsidiary, and/or Seller relating to the transactions contemplated hereby (the “Communications”) in connection with any Dispute or potential Dispute; provided, however, that nothing contained herein shall prevent Buyer from requesting, using or accessing any Communications in connection with document production requests or discovery in any Legal Proceeding so long as such Communications would not be subject to an attorney-client privilege if they were being requested in a Legal Proceeding by an unrelated third party and such Communications are produced or required to be produced in response to such document production requests or discovery. Following the Closing, Seller shall be permitted to use the Communications in connection with the defense of any Dispute with Buyer, Intermediate LLC, the Company or any of its Subsidiaries; provided, that such use does not waive any applicable privileges or protections that can or may be asserted to prevent disclosure of any Communications to any third party. For the avoidance of doubt, nothing in this Section 12.13 or in this Agreement shall be deemed to be a waiver of any applicable privileges or protections that can or may be asserted to prevent disclosure of any Communications to any third party, and Seller shall not take any action, or cause Pepper to take any action, that would reasonably be expected to waive any such privilege or protection as to any third party.
12.14.    Interpretation.
(a)    The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(b)    The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
(c)    When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule to this Agreement as amended unless otherwise specified.
(d)    The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” unless otherwise specified.
(e)    A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.
(f)    Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.
(g)    The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.
(h)    Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the Company’s or any of the Subsidiaries’ operations prior to the Closing Date, and nothing contained in this Agreement is intended to give the Company or Seller, directly or indirectly, the right to control or direct Buyer’s or its subsidiaries’ operations. Prior to the Closing Date, each of Buyer and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.
(i)    Except to the extent a shorter time period is expressly set forth herein for a particular cause of action, Actions hereunder may be brought at any time prior to the expiration of the longest time period permitted by Section 8106(c) of the Delaware General Corporation Law. Any cause of action for breach of any representation, warranty or covenant contained herein shall accrue, and the statute of limitations period shall begin to run, upon discovery of such breach by the Party seeking to assert such cause of action.
12.15.    Further Assurances. After the Closing, from time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other reasonable actions, as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller, executing and delivering to Buyer such assignments, deeds, bills of sale, consents and other instruments as Buyer or its counsel may reasonably request as necessary or desirable for such purpose.
12.16.    Parent Guarantee. Parent hereby irrevocably and unconditionally guarantees to Seller, as primary obligor and not merely as a surety, the full and timely payment and performance of Buyer’s covenants and agreements in this Agreement (collectively, the “Buyer Guaranteed Obligations”). This is a guarantee of payment and performance, and not merely of collection, and Parent acknowledges and agrees that this guarantee is full and unconditional, and no amendment, modification, release or extinguishment of Buyer’s obligations or liabilities, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee; provided, however, that a Delay of Payment must have occurred before any Seller Indemnified Parties may seek to enforce a Buyer Guaranteed Obligation against Parent.  Parent hereby waives, for the benefit of Seller, (a) any right to require Buyer, as a condition of payment or performance by Parent, to proceed in any Legal Proceeding against Buyer or pursue any other remedies whatsoever after a Delay of Payment has occurred and (b) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by any Law that limit the liability of or exonerate guarantors or sureties, other than defense of payment and performance in full of the Buyer Guaranteed Obligations. Parent understands that Seller is relying on this guarantee in entering into this Agreement.  Parent hereby represents and warrants that (i) it has all requisite power and authority to execute, deliver and perform this Agreement and (ii) this Agreement represents (assuming the valid authorization, execution and delivery of this Agreement by the other parties hereto) the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The foregoing representations and warranties of Parent shall survive until the Buyer Guaranteed Obligations have been performed or paid and satisfied in full.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
BUYER:

SWM-ARGOTEC, LLC

By:/s/ Alfredo Barquin
Name:    Alfredo Barquin
Title:    Vice President

PARENT (solely for purposes of Section 12.16):

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

By:/s/ Alfredo Barquin
Name:    Alfredo Barquin
Title:    Vice President

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SELLER:

ARGOTEC INTERMEDIATE HOLDINGS TWO LLC

By:/s/ Guy Broadbent
Name:    Guy Broadbent
Title:    Chief Executive Officer

INTERMEDIATE LLC:

ARGOTEC INTERMEDIATE HOLDINGS LLC

By: /s/ Guy Broadbent
Name:    Guy Broadbent
Title:    Chief Executive Officer

COMPANY:

ARGOTEC LLC

By: /s/ Guy Broadbent
Name:    Guy Broadbent
Title:    Chief Executive Officer

ARGOTEC HOLDINGS (solely for purposes of Sections 8.1 through 8.4, 8.6 through 8.12 and Article XII):

ARGOTEC HOLDINGS LLC

By: /s/ Guy Broadbent
Name:    Guy Broadbent
Title:    Chief Executive Officer

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ULTIMATE EQUITY HOLDERS (solely for purposes of Sections 8.1 through 8.4, 8.6 through 8.12, 11.10 and Article XII):

WIND POINT PARTNERS VII-A, L.P.

By:	Wind Point Investors VII, L.P., its General Partner

By:	Wind Point Advisors LLC, its General Partner

By:    /s/ Paul Peterson
    Name: Paul Peterson
    Title:    Managing Member

By:    /s/ Alex Washington
    Name:     Alex Washington
    Title:    Managing Member

ARGOTEC ACQUISITION VII-B, L.P.

By:	Wind Point Investors VII, L.P., its General Partner

By:	Wind Point Advisors LLC, its General Partner

By:    /s/ Paul Peterson
    Name: Paul Peterson
    Title:    Managing Member

By:    /s/ Alex Washington
    Name:     Alex Washington
    Title:    Managing Member

WIND POINT VII AFFILIATES, L.P.

By:	Wind Point Investors VII, L.P., its General Partner

By:	Wind Point Advisors LLC, its General Partner

By:    /s/ Paul Peterson
    Name: Paul Peterson
    Title:    Managing Member

By:    /s/ Alex Washington
    Name:     Alex Washington
    Title:    Managing Member

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/s/ Guy Broadbent___________________________
Guy Broadbent

/s/ Lew Cohen______________________________
Lew Cohen

/s/ Bruce R. Wilby___________________________
Bruce R. Wilby

/s/ J. Nicholas Filler_________________________
J. Nicholas Filler

/s/ Jeffrey A. Conard_________________________
Jeffrey A. Conard

/s/ Steven Dorst_____________________________
Steven Dorst

/s/ Steve Hochhauser_________________________
Steve Hochhauser

/s/ Carl Sittard______________________________
Carl Sittard

/s/ Bob Black_______________________________
Bob Black

/s/ James H. Antes___________________________
James H. Antes

/s/ Todd Rosin______________________________
Todd Rosin

/s/ Soenke Laubach__________________________
Soenke Laubach